       AS FILED WITH SECURITIES AND EXCHANGE COMMISSION ON JULY 13, 2001


                                                      REGISTRATION NO. 333-65082

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                               ------------------

                                AMENDMENT NO. 1


                                       TO


                                    FORM S-4
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                               ------------------
                            ANADARKO FINANCE COMPANY
             (Exact name of registrant as specified in its charter)

          NOVA SCOTIA, CANADA                              1311
                   N/A
    (State or other jurisdiction of            (Primary Standard Industrial
             (I.R.S. Employer
     incorporation or organization)            Classification Code Number)
           Identification No.)

                             17001 NORTHCHASE DRIVE
                           HOUSTON, TEXAS 77060-2141
                                 (281) 875-1101
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                               ------------------

                         ANADARKO PETROLEUM CORPORATION

                DELAWARE                                   1311
                76-0146568
    (State or other jurisdiction of            (Primary Standard Industrial
             (I.R.S. Employer
     incorporation or organization)            Classification Code Number)
           Identification No.)

                             17001 NORTHCHASE DRIVE
                           HOUSTON, TEXAS 77060-2141
                                 (281) 875-1101
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                               ------------------

                                 SUZANNE SUTER
                             17001 NORTHCHASE DRIVE
                           HOUSTON, TEXAS 77060-2141
                                 (281) 875-1101
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                               ------------------

                                    Copy to:

                               G. MICHAEL O'LEARY
                             ANDREWS & KURTH L.L.P.
                             600 TRAVIS, SUITE 4200
                              HOUSTON, TEXAS 77002
                                 (713) 220-4200
                               ------------------
    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
PUBLIC: As soon as practicable after this registration statement becomes effective.

    If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
                               ------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.


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--------------------------------------------------------------------------------

                                   PROSPECTUS


                            ANADARKO FINANCE COMPANY
         (UNCONDITIONALLY GUARANTEED BY ANADARKO PETROLEUM CORPORATION)

                              EXCHANGE OFFER FOR:
               All our 6 3/4% Series A Senior Notes due 2011 for
                 our 6 3/4% Series B Senior Notes due 2011 and

               All our 7 1/2% Series A Senior Notes due 2031 for
                   our 7 1/2% Series B Senior Notes due 2031

                  THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M.,

            NEW YORK CITY TIME, ON AUGUST 27, 2001, UNLESS EXTENDED.


     Terms of the exchange offer:

     - We are offering a total of $950 million of our 6 3/4% Series B Senior Notes due 2011 for an equal amount of our outstanding 6 3/4% Series A Senior Notes due 2011 and a total of $900 million of our 7 1/2% Series B Senior Notes due 2031 for an equal amount of our outstanding 7 1/2% Series A Senior Notes due 2031. The old notes are, and the new notes will be, guaranteed by our parent, Anadarko Petroleum Corporation.

     - We will exchange new notes for all outstanding old notes that are validly tendered and not withdrawn prior to the expiration of the exchange offer. You may withdraw tenders of old notes at any time prior to the expiration of the exchange offer.

     - The exchange of old notes for new notes will not be a taxable transaction for U.S. federal income tax purposes but you should see the discussion under the caption "United States Federal and Canadian Income Tax Considerations" on page 31 for more information.

     - We will not receive any cash proceeds from the exchange offer.

     - The terms of the new notes are substantially identical to those of the outstanding old notes, except that the transfer restrictions and registration rights relating to the old notes do not apply to the new notes.

     - The exchange offer is the initial public offering of the new notes.

     - There is no established trading market for the new notes or the old notes. We do not intend to apply for listing of the new notes on any national securities exchange or for quotation through The Nasdaq National Market.
                               ------------------

      SEE "RISK FACTORS" BEGINNING ON PAGE 8 FOR A DISCUSSION OF RISKS YOU SHOULD CONSIDER.
                               ------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                               ------------------


     Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of the new notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where the old notes were acquired by the broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the expiration date, we will make this prospectus available to any broker-dealer for use in connection with any resale. Please read "Plan of Distribution."

                               ------------------


                  The date of this prospectus is July 30, 2001

                                ---------------

                               TABLE OF CONTENTS

SUMMARY..................................    1
RISK FACTORS.............................    8
FORWARD-LOOKING STATEMENTS...............   10
USE OF PROCEEDS..........................   11
CAPITALIZATION...........................   11
RATIOS OF EARNINGS TO FIXED CHARGES AND
  EARNINGS TO COMBINED FIXED CHARGES AND
  PREFERRED STOCK DIVIDENDS..............   12
THE EXCHANGE OFFER.......................   12
DESCRIPTION OF NOTES.....................   21
UNITED STATES FEDERAL AND CANADIAN INCOME
  TAX CONSIDERATIONS.....................   31
CERTAIN ERISA CONSIDERATIONS.............   36
PLAN OF DISTRIBUTION.....................   38
LEGAL AND TAX MATTERS....................   38
EXPERTS..................................   39

                                ---------------

     You should rely on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document.

                   WHERE YOU CAN FIND MORE INFORMATION ABOUT
                         ANADARKO PETROLEUM CORPORATION

     Anadarko Petroleum Corporation, the guarantor of the notes, files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document Anadarko files at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Anadarko's SEC filings are also available to the public at the SEC's web site at http://www.sec.gov.

     Anadarko Finance Company, the issuer of the notes, is not a reporting company and does not make separate filings with the SEC.

     We and Anadarko Petroleum Corporation have filed with the SEC a Registration Statement on Form S-4, of which this prospectus forms a part, under the Securities Act, in connection with our offering of the new notes. This prospectus does not contain all of the information in the registration statement. You will find additional information about us, our parent and the new notes in the registration statement. Any statements made in this prospectus concerning the provisions of legal documents are not necessarily complete and you should read the documents that are filed as exhibits to the registration statement.

                    INCORPORATION OF DOCUMENTS BY REFERENCE

     This prospectus "incorporates by reference" certain information that Anadarko Petroleum Corporation has filed with the SEC under the Securities Exchange Act of 1934. This means that we are disclosing important information to you by referring you to those documents. Information filed with the SEC after the date of this prospectus, and prior to the termination of the offering of the securities offered hereby, will update and supersede this information. Anadarko incorporates by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14, or 14(d) of the Securities Exchange Act of 1934 until this offering is completed:

          (a) Annual Report on Form 10-K for the year ended December 31, 2000, as amended by Form 10-K/A filed on June 27, 2001;

          (b) Quarterly Report on Form 10-Q for the three months ended March 31, 2001; and


          (c) Current Reports on Form 8-K, dated July 14, 2000 (containing the historical financial statements of Union Pacific Resources Corporation), February 1, 2001, February 12, 2001, March 8, 2001, April 19, 2001, June 25, 2001 and July 24, 2001.


     You may request a copy of these filings, at no cost, by writing to or telephoning Anadarko at its principal executive offices as follows:

                              Corporate Secretary
                         Anadarko Petroleum Corporation
                             17001 Northchase Drive
                              Houston, Texas 77060
                                 (281) 875-1101

     You should rely only on the information incorporated by reference or provided in this prospectus. We and Anadarko have authorized no one to provide you with different information. We and Anadarko are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of this document.

                               PROSPECTUS SUMMARY

     The following summary highlights selected information from the prospectus and may not contain all of the information that is important to you. This prospectus includes specific terms of the new notes, as well as information regarding our business and detailed financial data. We encourage you to read this entire prospectus carefully, including the discussion of risk and uncertainties affecting our business included under the caption "Risk Factors," and the documents to which we refer you. In this prospectus, when we use the terms "we" or "our," we mean Anadarko Finance Company, and when we use the term "Anadarko," we mean Anadarko Petroleum Corporation and its subsidiaries on a consolidated basis, unless the context means otherwise.

          ANADARKO FINANCE COMPANY AND ANADARKO PETROLEUM CORPORATION

     Company Overview. We are an indirect subsidiary of Anadarko Petroleum Corporation, organized as an unlimited liability company under the laws of the province of Nova Scotia, Canada. We have no material assets or operations.

     Our corporate offices are at 17001 Northchase Drive, Houston, Texas 77060-2141, and our telephone number is (281) 875-1101.

     Parent Overview. Anadarko Petroleum Corporation is one of the world's largest independent oil and gas exploration and production companies, with two billion barrels of oil equivalent (BOE) of proved reserves. Anadarko's major areas of operations are located in the United States, primarily in Texas, Louisiana, the Mid-Continent and Rocky Mountain regions, Alaska and in the shallow and deep waters of the Gulf of Mexico, as well as in Canada, Algeria, Guatemala, Venezuela and other international areas. Exploration activity is underway in Tunisia, West Africa, the former Soviet Republic of Georgia, Australia and the North Atlantic Margin. Anadarko also owns and operates gas gathering systems in its core producing areas. In addition, Anadarko engages in the hard minerals business through non-operated joint venture and royalty arrangements in several coal, industrial minerals and trona (natural soda ash) mines located on lands within and adjacent to its Land Grant holdings in Wyoming.

     On July 14, 2000, a subsidiary of Anadarko merged with and into Union Pacific Resources Group Inc. (UPR). As a result, UPR became a wholly owned subsidiary of Anadarko, and stockholders of UPR received Anadarko common shares in exchange for UPR common shares. The merger was treated as a tax-free reorganization and accounted for as a purchase business combination.

     In March 2001, Anadarko acquired Canadian-based Berkley Petroleum Corp. for C$11.40 per share in cash, for an aggregate equity value of US$779 million plus the assumption of debt of approximately US$236 million. The transaction was recorded using purchase accounting.

     The foregoing information about Anadarko and its business is only a general summary and is not intended to be comprehensive. For additional information about Anadarko and its business, you should refer to the information described under the caption "Where You Can Find More Information About Anadarko Petroleum Corporation."

     Anadarko's corporate offices are at 17001 Northchase Drive, Houston, Texas 77060-2141, and its telephone number is (281)875-1101.

                              RECENT DEVELOPMENTS

     On June 25, 2001, Anadarko announced it had entered into an agreement to acquire Canadian-based Gulfstream Resources Canada Limited for C$2.65 per share in cash. The total value of the acquisition is approximately US$137 million, subject to normal closing adjustments.


     On July 26, 2001 Anadarko announced results for the second quarter of 2001. Anadarko had net income available to common stockholders of $401 million, or $1.50 per share (diluted) for the second quarter of 2001 compared to $64 million, or 48 cents per share (diluted) for the second quarter of 2000.

Results for the second quarter reflect a lower tax rate in Canada, which increased net income by $31 million, or 12 cents a share. Cash flow from operations before changes in assets and liabilities totaled $1.05 billion in the second quarter of 2001 compared to $167 million for the same period in 2000.


                               THE EXCHANGE OFFER

Old Notes...........................     On April 26, 2001 and May 23, 2001, we
                                         issued $400 million and $550 million,
                                         respectively, aggregate principal
                                         amount of 6 3/4% Series A Senior Notes
                                         due 2011. On April 26, 2001, we issued
                                         $900 million aggregate principal amount
                                         of 7 1/2% Series A Senior Notes due
                                         2031.

New Notes...........................     6 3/4% Series B Senior Notes due 2011
                                         and 7 1/2% Series B Senior Notes due
                                         2031. The terms of each series of the
                                         new notes are substantially identical
                                         to those terms of each respective
                                         series of outstanding old notes, except
                                         that the transfer restrictions and
                                         registration rights relating to the old
                                         notes do not apply to the new notes.

Exchange Offer......................     We are offering to exchange

                                         - up to $950 million principal amount
                                           of our 6 3/4% Series B Senior Notes
                                           due 2011 which have been registered
                                           under the Securities Act for an equal
                                           amount of our outstanding 6 3/4%
                                           Series A Senior Notes due 2011, and

                                         - up to $900 million principal amount
                                           of our 7 1/2% Series B Senior Notes
                                           due 2031 which have been registered
                                           under the Securities Act for an equal
                                           amount of our outstanding 7 1/2%
                                           Series A Senior Notes due 2031

                                         to satisfy our obligations under the
                                         registration rights agreements that we
                                         entered into when we issued the old
                                         notes in transactions exempt from
                                         registration under the Securities Act.


Expiration Date; Tenders............     The exchange offer will expire at 5:00
                                         p.m., New York City time, on August 27,
                                         2001, unless extended. By tendering
                                         your old notes, you represent to us
                                         that:


                                         - you are not our "affiliate" as
                                           defined in Rule 405 under the
                                           Securities Act;

                                         - any new notes you receive in the
                                           exchange offer are being acquired by
                                           you in the ordinary course of your
                                           business;

                                         - at the time of commencement of the
                                           exchange offer, neither you nor, to
                                           your knowledge, anyone receiving new
                                           notes from you, has any arrangement
                                           or understanding with any person to
                                           participate in the distribution of
                                           the new notes, as defined in the
                                           Securities Act, in violation of the
                                           Securities Act;

                                         - if you are not a participating
                                           broker-dealer, you are not engaged
                                           in, and do not intend to engage in,
                                           the distribution of the new notes, as
                                           defined in the Securities Act; and

                                         - if you are a broker-dealer, you will
                                           receive the new notes for your own
                                           account in exchange for old notes
                                           that were acquired by you as a result
                                           of your market-making or other
                                           trading activities and that you will
                                           deliver a prospectus in connection
                                           with any resale of the new notes you
                                           receive. For further information
                                           regarding resales of the new notes by
                                           participating broker-dealers, see the
                                           discussion below under the caption
                                           "Plan of Distribution."


Withdrawal; Non-Acceptance..........     You may withdraw any old notes tendered
                                         in the exchange offer at any time prior
                                         to 5:00 p.m., New York City time, on
                                         August 27, 2001. If we decide for any
                                         reason not to accept any old notes
                                         tendered for exchange, the old notes
                                         will be returned to the registered
                                         holder at our expense promptly after
                                         the expiration or termination of the
                                         exchange offer. In the case of old
                                         notes tendered by book-entry transfer
                                         into the exchange agent's account at
                                         The Depository Trust Company, any
                                         withdrawn or unaccepted old notes will
                                         be credited to the tendering holder's
                                         account at The Depository Trust
                                         Company. For further information
                                         regarding the withdrawal of tendered
                                         old notes, see "The Exchange
                                         Offer -- Terms of the Exchange Offer;
                                         Period for Tendering Old Notes" and
                                         "-- Withdrawal Rights."


Conditions to the Exchange Offer....     The exchange offer is subject to
                                         customary conditions, which we may
                                         waive. See the discussion below under
                                         the caption "The Exchange
                                         Offer -- Conditions to the Exchange
                                         Offer" for more information regarding
                                         the conditions to the exchange offer.

Procedures for Tendering Old
Notes...............................     Unless you comply with the procedures
                                         described below under the caption "The
                                         Exchange Offer -- Guaranteed Delivery
                                         Procedures," you must do one of the
                                         following on or prior to the expiration
                                         of the exchange offer to participate in
                                         the exchange offer:

                                         - tender your old notes by sending the
                                           certificates for your old notes, in
                                           proper form for transfer, a properly
                                           completed and duly executed letter of
                                           transmittal, with any required
                                           signature guarantees, and all other
                                           documents required by the letter of
                                           transmittal, to The Bank of New York,
                                           as exchange agent, at one of the
                                           addresses listed below under the
                                           caption "The Exchange
                                           Offer -- Exchange Agent"; or

                                         - tender your old notes by using the
                                           book-entry transfer procedures
                                           described below and transmit-
                                           ting a properly completed and duly
                                           executed letter of transmittal, with
                                           any required signature guarantees, or
                                           an agent's message instead of the
                                           letter of transmittal, to the
                                           exchange agent. In order for a book-
                                           entry transfer to constitute a valid
                                           tender of your old notes in the
                                           exchange offer, The Bank of New York,
                                           as exchange agent, must receive a
                                           confirmation of book-entry transfer
                                           of your old notes into the exchange
                                           agent's account at The Depository
                                           Trust Company prior to the expiration
                                           of the exchange offer. For more
                                           information regarding the use of
                                           book-entry transfer procedures,
                                           including a description of the
                                           required agent's message, see the
                                           discussion below under the caption
                                           "The Exchange Offer -- Book-Entry
                                           Transfer."

Guaranteed Delivery Procedures......     If you are a registered holder of the
                                         old notes and wish to tender your old
                                         notes in the exchange offer, but

                                         - the old notes are not immediately
                                           available,

                                         - time will not permit your old notes
                                           or other required documents to reach
                                           the exchange agent before the
                                           expiration of the exchange offer, or

                                         - the procedure for book-entry transfer
                                           cannot be completed prior to the
                                           expiration of the exchange offer,

                                         then you may tender old notes by
                                         following the procedures described
                                         below under the caption "The Exchange
                                         Offer -- Guaranteed Delivery
                                         Procedures."

Special Procedures for Beneficial
Owners..............................     If you are a beneficial owner whose old
                                         notes are registered in the name of a
                                         broker, dealer, commercial bank, trust
                                         company or other nominee and you wish
                                         to tender your old notes in the
                                         exchange offer, you should promptly
                                         contact the person in whose name the
                                         old notes are registered and instruct
                                         that person to tender on your behalf.

                                         If you wish to tender in the exchange
                                         offer on your own behalf, prior to
                                         completing and executing the letter of
                                         transmittal and delivering your old
                                         notes, you must either make appropriate
                                         arrangements to register ownership of
                                         the old notes in your name or obtain a
                                         properly completed bond power from the
                                         person in whose name the old notes are
                                         registered.

United States Federal Income Tax and
  Canadian Income Tax
  Considerations....................     The exchange of old notes for new notes
                                         in the exchange offer will not be a
                                         taxable transaction for United States
                                         federal income tax or Canadian income
                                         tax purposes. See the discussion below
                                         under the caption "United States
                                         Federal and Canadian Income

                                         Tax Considerations" for more
                                         information regarding the tax
                                         consequences to you of the exchange
                                         offer.

Use of Proceeds.....................     We will not receive any cash proceeds
                                         from the exchange offer.

Exchange Agent......................     The Bank of New York is the exchange
                                         agent for the exchange offer. You can
                                         find the addresses and telephone number
                                         of the exchange agent below under the
                                         caption "The Exchange Offer -- Exchange
                                         Agent."

Resales.............................     Based on interpretations by the staff
                                         of the Securities and Exchange
                                         Commission, as set forth in no-action
                                         letters issued to third parties, we
                                         believe that the new notes you receive
                                         in the exchange offer may be offered
                                         for resale, resold or otherwise
                                         transferred without compliance with the
                                         registration and prospectus delivery
                                         provisions of the Securities Act.
                                         However, you will not be able to freely
                                         transfer the new notes if:

                                         - you are our "affiliate," as defined
                                           in Rule 405 under the Securities Act;

                                         - you are not acquiring the new notes
                                           in the exchange offer in the ordinary
                                           course of your business;

                                         - you have an arrangement or
                                           understanding with any person to
                                           participate in the distribution, as
                                           defined in the Securities Act, of the
                                           new notes you will receive in the
                                           exchange offer; or

                                         - you are a participating broker-dealer
                                           that receives new notes for its own
                                           account in the exchange offer for old
                                           notes that were acquired as a result
                                           of market-making or other trading
                                           activities.

                                         If you fall within one of the
                                         exceptions listed above, you must
                                         comply with the registration and
                                         prospectus delivery requirements of the
                                         Securities Act in connection with any
                                         resale transaction involving the new
                                         notes.

CONSEQUENCES OF NOT EXCHANGING YOUR OLD NOTES

     If you do not exchange your old notes in the exchange offer, your old notes will continue to be subject to the restrictions on transfer described in the legend on the certificate for your old notes. In general, you may offer or sell your old notes only:

     - if the sale is registered under the Securities Act and applicable state securities laws;

     - if they are offered or sold under an exemption from registration under the Securities act and applicable state securities laws; or

     - if they are offered or sold in a transaction not subject to the Securities Act and applicable state securities laws.

We do not currently intend to register any sale of the old notes under the Securities Act. Under some circumstances, however, holders of the old notes, including holders who are not permitted to participate in the exchange offer or who may not freely resell new notes received in the exchange offer, may require us to file, and cause to become effective, a shelf registration statement covering resales of old notes by these holders. For more information regarding the consequences of not tendering your old notes and our obligation to file a shelf registration statement, see "The Exchange
Offer -- Consequences of Exchanging or Failing to Exchange Old Notes" and "Description of Notes -- Registration Rights; Liquidated Damages."

                      SUMMARY DESCRIPTION OF THE NEW NOTES

     The terms of the new notes and those of the outstanding old notes are substantially identical, except that the transfer restrictions and registration rights relating to the old notes do not apply to the new notes. In addition, if

     - this registration statement is not declared effective prior to October 23, 2001 or if the exchange offer is not completed by the 30th day from that date,

     - we are obligated to file a shelf registration statement and we and Anadarko fail to do so prior to the 45th day after the obligation arises or the shelf registration statement is not declared effective prior to the 60th day after the obligation arises, or

     - either the registration statement or the shelf registration statement ceases to be effective or usable,

we and Anadarko agree to pay liquidated damages of $0.05 per week per $1,000 in principal amount of notes for each 90 day period until all defaults have been cured, up to a maximum of $0.25 per week per $1,000 in principal amount of notes.

Issuer..............................     Anadarko Finance Company

Securities Offered..................     $950 million aggregated principal
                                         amount of 6 3/4% Series B Senior Notes
                                         due 2011; and

                                         $900 million aggregated principal
                                         amount of 7 1/2% Series B Senior Notes
                                         due 2031.

Maturity Dates......................     May 1, 2011 for the 6 3/4% Series B
                                         Senior Notes due 2011; and

                                         May 1, 2031 for the 7 1/2% Series B
                                         Senior Notes due 2031.

Interest............................     Interest on the two series of new notes
                                         will accrue at the rate of 6 3/4% and
                                         7 1/2%, respectively, per annum and
                                         will be payable semiannually in cash on
                                         May 1 and November 1, of each year,
                                         commencing on November 1, 2001.

Parent Guarantees...................     Anadarko Petroleum Corporation will
                                         fully and unconditionally guarantee the
                                         new notes. If we cannot make payments
                                         on the new notes when they are due,
                                         Anadarko must make them instead. See
                                         "Description of Notes -- Brief
                                         Description of the Notes and The Parent
                                         Guarantees."

Ranking.............................     The new notes and the parent guarantees
                                         will be unsecured and unsubordinated
                                         obligations of us and Anadarko,
                                         respectively, and will rank equal in
                                         right of payment to all of our and
                                         Anadarko's existing and future
                                         unsecured and unsubordinated
                                         indebtedness. As of March 31, 2001,
                                         Anadarko, the guarantor of
                                         the notes, had approximately $2.0
                                         billion of indebtedness outstanding and
                                         $4.9 billion of indebtedness
                                         outstanding on a consolidated basis.
                                         The parent guarantees will be
                                         effectively subordinated to all
                                         existing and future obligations of
                                         Anadarko's subsidiaries. As of March
                                         31, 2001, Anadarko's subsidiaries had
                                         $2.9 billion of indebtedness
                                         outstanding.

Sinking Fund........................     None.

Optional Redemption.................     We may redeem any of the new notes, at
                                         our option, at any time in whole or
                                         from time to time in part. The
                                         redemption price is 100% of their
                                         principal amount, plus accrued and
                                         unpaid interest and the make-whole
                                         premium. See the discussion below under
                                         the caption "Description of
                                         Notes -- Redemption" for more
                                         information on the make-whole premium.

Assignment of Our Obligations at Our
Option..............................     We may assign our obligations under the
                                         notes to any other subsidiary of
                                         Anadarko at any time as long as the
                                         assignee agrees to be bound by the
                                         terms of the indenture, and the parent
                                         guarantees remain in place. See
                                         "Description of Notes -- Consolidation,
                                         Merger and Sale of Assets; Assignment
                                         of Obligations."

Events of Default...................     If there is an event of default on
                                         either series of notes, the principal
                                         amount of such series of notes plus
                                         accrued interest, if any, may be
                                         declared immediately due and payable.
                                         These amounts automatically become due
                                         and payable in specified circumstances.
                                         See "Description of Notes -- Events of
                                         Default and Remedies."

                                  RISK FACTORS

     You should carefully consider all of the information contained in this prospectus before deciding to tender your old notes in the exchange offer. In particular, you should carefully review the specific factors described below under the caption "Risk Factors," which contain important information about us and the risk that may affect our business and your investment in our notes.

                                  RISK FACTORS

     You should consider carefully the following factors, as well as the other information set forth or incorporated by reference in the prospectus (including the risks and other disclosure that are presented in Anadarko's Annual Report on Form 10-K for the year ended December 31, 2000), before tendering your old notes in the exchange offer. When we use the term "notes" in this prospectus, the term includes the old notes and the new notes.

  HOLDERS WHO FAIL TO EXCHANGE THEIR OLD NOTES WILL CONTINUE TO BE SUBJECT TO RESTRICTIONS ON TRANSFER.

     If you do not exchange your old notes for new notes in the exchange offer, you will continue to be subject to the restrictions on transfer of your old notes described in the legend on the certificates for your old notes. The restrictions on transfer of your old notes arise because we issued the old notes under exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, you may only offer or sell the old notes if they are registered under the Securities Act and applicable state securities laws, or offered and sold under an exemption from these requirements. We do not plan to register any sale of the old notes under the Securities Act. For further information regarding the consequences of tendering your old notes in the exchange offer, see the discussions below under the captions "The Exchange Offer -- Consequences of Exchanging or Failing to Exchange Old Notes" and "United States Federal and Canadian Income Tax Consequences."

     We believe that new notes issued in exchange for old notes pursuant to the exchange offer may be offered for resale, resold or otherwise transferred by you without registering the new notes under the Securities Act or delivering a prospectus so long as you (1) are not one of our "affiliates," which is defined in Rule 405 of the Securities Act and (2) acquire the new notes in the ordinary course of your business and, unless you are a broker dealer, you do not have any arrangement or understanding with any person to participate in the distribution of the new notes. Our belief is based on interpretations by the SEC's staff in no-action letters issued to third parties. Please note that the SEC has not considered our exchange offer in the context of a no-action letter, and the SEC's staff may not make a similar determination with respect to our exchange offer.

     Unless you are a broker-dealer, you must acknowledge that you are not engaged in, and do not intend to engage in, a distribution of the new notes and that you have no arrangement or understanding to participate in a distribution of the new notes. If you are one of our affiliates, or you are engaged in, intend to engage in or have any arrangement or understanding with respect to, the distribution of new notes acquired in the exchange offer, you (1) should not rely on our interpretations of the position of the SEC's staff and (2) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

     If you are a broker-dealer and receive new notes for your own account pursuant to the exchange offer, you must acknowledge that you will deliver a prospectus in connection with any resale of the new notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, you will not be deemed to admit that you are an "underwriter" within the meaning of the Securities Act. If you are a broker-dealer, you may use this prospectus, as it may be amended or supplemented from time to time, in connection with the resale of new notes received in exchange for old notes acquired by you as a result of market-making or other trading activities. For a period of 180 days after the expiration or termination of the exchange offer, we will make this prospectus available to any broker-dealer for use in connection with any resale. See "Plan of Distribution."

     In addition, you may offer or sell the new notes in certain jurisdictions only if they have been registered or qualified for sale there, or an exemption from registration or qualification is available and is complied with. Subject to the limitations specified in the registration rights agreements relating to the old notes, we will register or qualify the new notes for offer or sale under the securities laws of any jurisdictions that you reasonably request in writing. Unless you request that the sale of the new notes be registered or qualified in a jurisdiction, we currently do not intend to register or qualify the sale of the new notes in any jurisdiction.

  YOU MAY FIND IT DIFFICULT TO SELL YOUR NOTES.

     There is no established trading market for the new notes or the old notes. Although Credit Suisse First Boston Corporation, the initial purchaser in the offering of the old notes, has informed us that it currently intends to make a market in the new notes, it has no obligation to do so and may discontinue making a market at any time without notice. We do not intend to apply for listing of the new notes on any national securities exchange or for quotation through The Nasdaq National Market. The liquidity of any market for the new notes will depend upon the number of holders of the new notes, our performance, the market for similar securities, the interest of securities dealers in making a market in the new notes and other factors relating to us. A liquid trading market may not develop for the new notes. In addition, to the extent old notes are tendered and accepted in the exchange offer, the trading market, if any, for the old notes would be adversely affected.

  YOU MUST COMPLY WITH THE EXCHANGE OFFER PROCEDURES IN ORDER TO RECEIVE NEW, FREELY TRADABLE NOTES.

     Subject to the conditions set forth under "The Exchange Offer -- Conditions to the Exchange Offer," delivery of new notes in exchange for old notes tendered and accepted for exchange pursuant to the exchange offer will be made only after timely receipt by the exchange agent of the following:

     - certificates for old notes or a book-entry confirmation of a book-entry transfer of old notes into the exchange agent's account at The Depository Trust Company, New York, New York as depository, including an agent's message (as defined) if the tendering holder does not deliver a letter of transmittal,

     - a completed and signed letter of transmittal (or facsimile thereof), with any required signature guarantees, or, in the case of a book-entry transfer, an agent's message in lieu of the letter of transmittal, and

     - any other documents required by the letter of transmittal.

     Therefore, holders of old notes who would like to tender old notes in exchange for new notes should be sure to allow enough time for the old notes to be delivered on time. We are not required to notify you of defects or irregularities in tenders of old notes for exchange. Old notes that are not tendered or that are tendered but we do not accept for exchange will, following consummation of the exchange offer, continue to be subject to the existing transfer restrictions under the Securities Act and, upon consummation of the exchange offer, certain registration and other rights under the registration rights agreement will terminate. See "The Exchange Offer -- Procedures for Tendering Old Notes and "The Exchange Offer -- Consequences of Exchanging or Failing to Exchange Old Notes."

  SOME HOLDERS WHO EXCHANGE THEIR OLD NOTES MAY BE DEEMED TO BE UNDERWRITERS.

     If you exchange your old notes in the exchange offer for the purpose of participating in a distribution of the new notes, you may be deemed to have received restricted securities and, if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

  ANADARKO'S OTHER SUBSIDIARIES DO NOT GUARANTEE REPAYMENT OF THE NOTES.

     Anadarko's ability to fulfill its obligations under its parent guarantee to make required principal and interest payments on the notes depends on the earnings of its subsidiaries and on its ability to receive dividends or other payments from its subsidiaries. The notes are our obligations only, and the parent guarantees of the notes are Anadarko's obligations only. Anadarko's other subsidiaries are not obligated or required to pay any amounts due pursuant to the notes or to make dividends or advances to Anadarko or us.

  THE PARENT GUARANTEES OF THE NOTES ARE EFFECTIVELY SUBORDINATED TO INDEBTEDNESS OF ANADARKO'S SUBSIDIARIES.

     Anadarko's operations are and will be conducted by subsidiaries. Similarly, substantially all of Anadarko's assets are and will be owned by its subsidiaries. Accordingly, the parent guarantees of the notes are and will be effectively subordinated to all existing and future obligations and other liabilities (including trade payables) of Anadarko's subsidiaries. Any right Anadarko has to the assets of each of its subsidiaries upon the liquidation, reorganization or insolvency of such subsidiaries (and consequently your right as a holder of notes to participate in those assets) will be effectively subordinated to the claims of the creditors (including trade creditors) and preferred stockholders, if any, of its subsidiaries, except to the extent Anadarko has a claim against its subsidiaries as a creditor of its subsidiaries. As of March 31, 2001, Anadarko's subsidiaries had $2.9 billion of outstanding indebtedness.

     Indebtedness of Anadarko's subsidiaries and obligations of its subsidiaries to trade creditors is structurally senior to the parent guarantee of the notes since, in the event of Anadarko's bankruptcy, liquidation, dissolution, reorganization or other winding up, the assets of its subsidiaries will be available to pay the parent guarantees of the notes only after its subsidiaries' indebtedness and obligations to trade creditors are paid in full. Because Anadarko stands as an equity holder, rather than a creditor, of its subsidiaries, creditors of its subsidiaries will have their debt satisfied out of the subsidiaries' assets before Anadarko's creditors, including the note holders. If any claims Anadarko may have as a creditor of a subsidiary are recognized, these claims would be subject to any security interest in the assets of the subsidiary and subordinate to any indebtedness of the subsidiary senior to that held by Anadarko.

                           FORWARD-LOOKING STATEMENTS

     We and Anadarko have made in this prospectus and in the reports and documents incorporated herein by reference, and may from time to time otherwise make in other public filings, press releases and discussions with our management, forward-looking statements within the meaning of Sections 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 concerning our respective operations, economic performance and financial condition. These forward-looking statements include information concerning future production and reserves, schedules, plans, timing of development, contributions from oil and gas properties, and statements preceded by, followed by or that otherwise include the words "believes," "expects," "anticipates," "intends," "estimates," "projects," "target," "goal," "plans," "objective," "should" or similar expressions or variations on such expressions. For such statements, we and Anadarko claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Such statements are subject to various risks and uncertainties, and actual results could differ materially from those expressed or implied by such statements due to a number of factors in addition to those discussed in Anadarko's Annual Report on Form 10-K for the year ended December 31, 2000 under the heading "Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations -- Additional Factors Affecting Business" and in our or Anadarko's other public filings, press releases and discussions with our or Anadarko's management. Neither we nor Anadarko undertake any obligation to publicly update or revise any forward-looking statements.

     You are advised to consult any additional disclosures Anadarko makes in its Quarterly Reports on Form 10-Q, Annual Report on Form 10-K and current Reports on Form 8-K filed with the Securities and Exchange Commission. See "Where You Can Find More Information About Anadarko Petroleum Corporation." Other factors besides those listed here could also adversely affect us or Anadarko.

                                USE OF PROCEEDS

     We will not receive any proceeds from the exchange offer. In consideration for issuing the new notes of a series as contemplated in this prospectus, we will receive in exchange outstanding old notes of the corresponding series in like principal amount. We will cancel all old notes surrendered in exchange for new notes in the exchange offer.

     The proceeds from the offering of the old notes were approximately $1,850 million, less expenses, and were used to retire:

     - $1,215 million principal amount of Anadarko's indebtedness;

     - preferred stock of Anadarko with a liquidation preference of $85 million; and

     - a portion of the indebtedness of Anadarko Canada Corporation totaling $520 million.

     For further information regarding our current indebtedness, see "Capitalization."

                                 CAPITALIZATION

     The following table sets forth the actual cash and cash equivalents and the capitalization of Anadarko at March 31, 2001 and pro forma as adjusted to give effect to:

     - the issuance in April 2001 by us of approximately $1,300 million senior notes due 2011 and 2031 used to retire approximately $1,215 million principal amount of Anadarko's indebtedness and Anadarko preferred stock with a liquidation preference of approximately $85 million; and

     - the issuance in May 2001 of an additional $550 million of senior notes due 2011 to be used to retire a portion of the indebtedness of Anadarko Canada Corporation.

     This table should be read in conjunction with the financial statements and related notes thereto included in Anadarko's Quarterly Report on Form 10-Q for the three months ended March 31, 2001, which is incorporated herein by reference.

                                                                AT MARCH 31,
2001

---------------------
                                                                         PRO
FORMA
                                                              ACTUAL    AS
ADJUSTED
                                                              -------
-----------
                                                                  (IN MILLIONS)
Cash and cash equivalents...................................  $   593     $
580
                                                              =======
=======
Total debt..................................................  $ 4,905     $
4,978
                                                              -------
-------
Stockholders' equity:
  Preferred stock, par value $1.00 -- 2,000,000 shares
     authorized, 200,000 shares issued (actual) and 115,053
     shares issued (pro forma)..............................      200
115
  Common stock, par value $0.10 -- 450,000,000 shares
     authorized; 253,658,653 shares issued as of March 31,
     2001...................................................       25
25
  Paid-in capital...........................................    5,301
5,313
  Retained earnings (as of March 31, 2001, retained earnings
     were not restricted as to payment of dividends)........    2,165
2,165
  Deferred compensation and ESOP (1,073,963 shares as of
     March 31, 2001)........................................     (118)
(118)
  Executives and Directors Benefits Trust, at market value
     (2,000,000 shares as of March 31, 2001)................     (124)
(124)
  Accumulated other comprehensive loss......................       (5)
(5)
                                                              -------
-------
Total stockholders' equity..................................    7,444
7,371
                                                              -------
-------
Total capitalization........................................  $12,349
$12,349
                                                              =======
=======

          RATIOS OF EARNINGS TO FIXED CHARGES AND EARNINGS TO COMBINED
                  FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

     The following table sets forth Anadarko's consolidated ratios of earnings to fixed charges and earnings to combined fixed charges and preferred stock dividends for the periods shown:


   THREE MONTHS
                                                     YEARS ENDED DECEMBER 31,
      ENDED

--------------------------------    MARCH 31,
                                                 1996   1997   1998   1999
2000       2001
                                                 ----   ----   ----   ----
----   ------------
Fixed Charges.................................   3.34   3.04   0.05   1.77
7.35      14.16
Combined Fixed Charges and Preferred Stock
  Dividends...................................   3.34   3.04   0.05   1.53
6.80      13.40

     Anadarko issued preferred stock in May 1998. No shares of preferred stock were outstanding during any of the periods prior to May 1998.

     As a result of Anadarko's net loss in 1998, Anadarko's earnings did not cover fixed charges by $90 million and did not cover combined fixed charges and preferred stock dividends by $101 million in 1998.

     The ratios were computed by dividing earnings by either fixed charges or combined fixed charges and preferred stock dividends. For this purpose, earnings include income before income taxes and fixed charges. Fixed charges include interest and amortization of debt expenses and the estimated interest component of rentals. Preferred stock dividends are adjusted to reflect the amount of pre-tax earnings required for payment.

                               THE EXCHANGE OFFER

TERMS OF THE EXCHANGE OFFER; PERIOD FOR TENDERING OLD NOTES

     We issued an aggregate principal amount of $950 million of our 6 3/4% Series A Senior Notes due 2011 and an aggregate principal amount of $900 million of our 7 1/2% Series A Senior Notes due 2031 in private placements to Credit Suisse First Boston Corporation, as initial purchaser. Credit Suisse First Boston Corporation then resold the notes in an unregistered offering pursuant to Rule 144A and Regulation S under the Securities Act. Each series of the old notes was issued, and each series of the new notes will be issued, under an indenture relating to the notes, dated April 26, 2001, as amended by a supplemental indenture dated May 23, 2001, by and among us, Anadarko and The Bank of New York, as trustee. We sold the old notes to Credit Suisse First Boston Corporation, as purchaser, under purchase agreements, by and between Credit Suisse First Boston Corporation, us and Anadarko. When we sold the old notes to Credit Suisse First Boston Corporation, we also signed registration rights agreements in which we agreed to exchange all the issued and outstanding old notes for a like principal amount of our new notes to be issued in a registered offering. The terms of each series of the new notes are substantially identical to those of each series of the outstanding old notes, respectively, except that the transfer restrictions and registration rights relating to the old notes do not apply to the new notes.

     Subject to the terms and conditions set forth in this prospectus and in the letter of transmittal, we are offering to exchange up to $950 million in aggregate principal amount of our 6 3/4% Series B Senior Notes due 2011 for an equal amount of our outstanding 6 3/4% Series A Senior Notes due 2011 and up to $900 million in aggregate principal amount of our 7 1/2% Series B Senior Notes due 2031 for an equal amount of our outstanding 7 1/2% Series A Senior Notes due 2031.

     This prospectus and the enclosed letter of transmittal constitute an offer to exchange new notes for all of the issued and outstanding old notes. This exchange offer is being extended to all holders of the old notes. As of the date of this prospectus, $950 million aggregate principal amount of 6 3/4% Series A Senior Notes due 2011 and $900 million aggregate principal amount of 7 1/2% Series A Senior Notes due 2031 are outstanding. This prospectus and the enclosed letter of transmittal are first being sent on or about July 30, 2001, to all holders of old notes known to us.



     Subject to the conditions listed below, we will accept for exchange all old notes which are properly tendered on or prior to the expiration of the exchange offer and not withdrawn as permitted below. The exchange offer will expire at 5:00 p.m., New York City time, on August 27, 2001. However, if we, in our sole discretion, extend the period of time during which the exchange offer is open, the exchange offer will expire at the latest time and date to which we extend the exchange offer. Our obligation to accept old notes for exchange in the exchange offer is subject to the conditions listed below under the caption
"-- Conditions to the Exchange Offer."


     We expressly reserve the right, at any time and from time to time, to extend the period of time during which the exchange offer is open, and thereby delay acceptance for exchange of any old notes. If we elect to extend the period of time during which the exchange offer is open, we will give you oral or written notice of the extension and delay, as described below. During any extension of the exchange offer, all old notes previously tendered and not withdrawn will remain subject to the exchange offer and may be accepted for exchange by us. We will return to the registered holder, at our expense, any old notes not accepted for exchange as promptly as practicable after the expiration or termination of the exchange offer. In the case of an extension, we will issue a press release or other public announcement no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration of the exchange offer.

     We expressly reserve the right to amend or terminate the exchange offer, and not to accept for exchange any old notes not previously accepted for exchange if any of the events described below under the caption "-- Conditions to the Exchange Offer" should occur. We will give you oral or written notice of any amendment, termination or non-acceptance as promptly as practicable.

     Following completion of the exchange offer, we may, in our sole discretion, commence one or more additional exchange offers to those old note holders who did not exchange their old notes for new notes. The terms of these additional exchange offers may differ from those applicable to this exchange offer. We may use this prospectus, as amended or supplemented from time to time, in connection with any additional exchange offers. These additional exchange offers, if made, would take place from time to time until all outstanding old notes have been exchanged for new notes, subject to the terms and conditions contained in the prospectus and letter of transmittal we will distribute in connection with the additional exchange offers.

PROCEDURES FOR TENDERING OLD NOTES

     Old notes tendered in the exchange offer must be in denominations of $1,000 principal amount and any integral multiple thereof.

     When you tender your old notes, and we accept the old notes, this will constitute a binding agreement between you and us subject to the terms and conditions set forth in this prospectus and the enclosed letter of transmittal. Unless you comply with the procedures described below under the caption
"-- Guaranteed Delivery Procedures," you must do one of the following on or prior to the expiration of the exchange offer to participate in the exchange offer:

     - tender your old notes by sending the certificates for your old notes, in proper form for transfer, a properly completed and duly executed letter of transmittal, with any required signature guarantees, and all other documents required by the letter of transmittal, to The Bank of New York, as exchange agent, at one of the addresses listed below under the caption "-- Exchange Agent"; or

     - tender your old notes by using the book-entry procedures described below under the caption "-- Book-Entry Transfer" and transmitting a properly completed and duly executed letter of transmittal, with any required signature guarantees, or an agent's message instead of the letter of transmittal, to The Bank of New York, as exchange agent, at one of the addresses listed below under the caption "-- Exchange Agent."

     In order for a book-entry transfer to constitute a valid tender of your old notes in the exchange offer, the exchange agent must receive a confirmation of book-entry transfer of your old notes into the exchange agent's account at The Depository Trust Company prior to the expiration of the exchange offer. The term "agent's message" means a message, transmitted by The Depository Trust Company and received by the exchange agent and forming a part of the book-entry confirmation, which states that The Depository Trust Company has received an express acknowledgment from you that you have received and have agreed to be bound by the letter of transmittal. If you use this procedure, we may enforce the letter of transmittal against you.

     THE METHOD OF DELIVERY OF CERTIFICATES FOR OLD NOTES, LETTERS OF TRANSMITTAL, AGENT'S MESSAGES AND ALL OTHER REQUIRED DOCUMENTS IS AT YOUR ELECTION. IF YOU DELIVER YOUR OLD NOTES BY MAIL, WE RECOMMEND REGISTERED MAIL, PROPERLY INSURED, WITH RETURN RECEIPT REQUESTED. IN ALL CASES, YOU SHOULD ALLOW SUFFICIENT TIME TO ASSURE TIMELY DELIVERY. DO NOT SEND CERTIFICATES FOR OLD NOTES, LETTERS OF TRANSMITTAL OR AGENT'S MESSAGES TO US.

     Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed unless you are either a registered old note holder and have not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the letter of transmittal or you are exchanging old notes for the account of an eligible guarantor institution. An eligible guarantor institution means:

     - Banks (as defined in Section 3(a) of the Federal Deposit Insurance Act);

     - Brokers, dealers, municipal securities dealers, municipal securities brokers, government securities dealers and government securities brokers (as defined in the Exchange Act);

     - Credit unions (as defined in Section 19B(1)(A) of the Federal Reserve
       Act);

     - National securities exchanges, registered securities associations and clearing agencies (as these terms are defined in the Exchange Act); and

     - Savings associations (as defined in Section 3(b) of the Federal Deposit Insurance Act).

     If signatures on a letter of transmittal or a notice of withdrawal are required to be guaranteed, the guarantor must be an eligible guarantor institution. If you plan to sign the letter of transmittal but you are not the registered holder of the old notes -- which term, for this purpose, includes any participant in The Depository Trust Company's system whose name appears on a security position listing as the owner of the old notes -- you must have the old notes signed by the registered holder of the old notes and that signature must be guaranteed by an eligible guarantor institution. You may also send a separate instrument of transfer or exchange signed by the registered holder and guaranteed by an eligible guarantor institution, but that instrument must be in a form satisfactory to us, in our sole discretion. In addition, if a person or persons other than the registered holder or holders of old notes signs the letter of transmittal, certificates for the old notes must be endorsed or accompanied by appropriate bond powers, in either case signed exactly as the name or names of the registered holder or holders that appear on the certificates for old notes.

     All questions as to the validity, form, eligibility -- including time of receipt -- and acceptance of old notes tendered for exchange will be determined by us, in our sole discretion. Our determination will be final and binding. We reserve the absolute right to reject any and all tenders of old notes improperly tendered or not accept any old notes, the acceptance of which might be unlawful as determined by us or our counsel. We also reserve the absolute right to waive any defects or irregularities or conditions of the exchange offer as to any old notes either before or after the expiration of the exchange offer -- including the right to waive the ineligibility of any holder who seeks to tender old notes in the exchange offer. Our interpretation of the terms and conditions of the exchange offer as to any particular old notes either before or after the expiration of the exchange offer -- including the terms and conditions of the letter of transmittal and the accompanying instructions -- will be final and binding. Unless waived, any defects or irregularities in connection with tenders of old notes for exchange must be cured within a reasonable period of time, as determined by us. Neither we, The Bank of New York, as exchange agent, nor any other person has any duty to give notification of any defect or irregularity with respect to any tender of old notes for exchange, nor will we have any liability for failure to give this notification.

     If you are a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation, or act in a similar fiduciary or representative capacity, and wish to sign the letter of transmittal or any certificates for old notes or bond powers, you must indicate your status when signing. If you are acting in any of these capacities, you must submit proper evidence satisfactory to us of your authority to so act unless we waive this requirement.

     By tendering your old notes, you represent to us:

     - that you are not our "affiliate" as defined in Rule 405 under the Securities Act;

     - that any new notes you receive in the exchange offer are being acquired by you in the ordinary course of your business;

     - that at the time of the commencement of the exchange offer, you do not have any arrangement or understanding with any person to participate in the distribution of the new notes, as defined in the Securities Act, in violation of the Securities Act;

     - if you are not a participating broker-dealer, that you are not engaged in, and do not intend to engage in, the distribution of the new notes, as defined in the Securities Act; and

     - if you are a participating broker-dealer, that you will receive the new notes for your own account in exchange for old notes that were acquired by you as a result of your market-making or other trading activities and that you will deliver a prospectus in connection with any resale of the new notes you receive. As used in this prospectus, a "participating broker-dealer" is a broker-dealer that receives new notes for its own account in exchange for old notes that it acquired as a result of market-making or other trading activities. The SEC has taken the position that participating broker-dealers may fulfill their prospectus delivery requirements with respect to resales of the new notes -- other than a resale of an unsold allotment from the original sale of the old notes -- by delivering this prospectus to prospective purchasers. For further information regarding participating broker-dealers and the prospectus delivery requirement, see "Plan of Distribution."

ACCEPTANCE OF OLD NOTES FOR EXCHANGE; DELIVERY OF NEW NOTES

     Upon satisfaction or waiver of all of the conditions to the exchange offer, we will accept, promptly after the expiration of the exchange offer, all old notes properly tendered and will issue the new notes promptly after acceptance of the old notes. For purposes of the exchange offer, we will be deemed to have accepted properly tendered old notes for exchange when, as and if we have given oral or written notice of acceptance to The Bank of New York, as exchange agent, with written confirmation of any oral notice to be given promptly after any oral notice.

     For each outstanding note of a series accepted for exchange in the exchange offer, the holder of the old note will receive a new note of the same series having a principal amount at maturity equal to that of the surrendered old note. Interest on the new note will accrue:

     - from the later of the last date to which interest was paid on the old note surrendered in exchange for the new note or if the old note is surrendered for exchange on a date in a period which includes the record date for an interest payment date to occur on or after the date of the exchange and as to which interest will be paid, the date to which interest will be paid on such interest payment date; or

     - if no interest has been paid on the old note, from and including April 26, 2001.

     Payments of interest, if any, on old notes that were exchanged for new notes will be made on each May 1st and November 1st during which the new notes are outstanding to the person who, at the close of business on the April 15th or October 15th next preceding the interest payment date, is the registered holder of the old notes if the record date occurs prior to the exchange, or is the registered holder of the new notes if the record date occurs on or after the date of the exchange, even if the old notes are cancelled after the record date and on or before the interest payment date.

     In addition, if

     - this registration statement is not declared effective on or prior to October 23, 2001 or the exchange offer is not completed by the 30th day from the date this registration statement is so declared effective,

     - we are obligated to file a shelf registration statement and we and Anadarko fail to do so on or prior to the 45th day after the obligation arises or the shelf registration statement is not declared effective on or prior to the 60th day after the obligation arises, or

     - if either the registration statement or the shelf registration statement is declared effective but then ceases to be effective or usable,

we and Anadarko agree to pay liquidated damages of $0.05 per week per $1,000 in principal amount of notes for each 90 day period until all defaults have been cured, up to a maximum of $0.25 per week per $1,000 in principal amount of notes.

     In all cases, the issuance of new notes in exchange for old notes will be made only after The Bank of New York, as exchange agent, timely receives either certificates for all physically tendered old notes, in proper form for transfer, or a book-entry confirmation of transfer of the old notes into the exchange agent's account at The Depository Trust Company, as the case may be, a properly completed and duly executed letter of transmittal, with any required signature guarantees, and all other required documents or, in the case of a book-entry confirmation, a properly completed and duly executed letter of transmittal, with any required signature guarantees, or an agent's message instead of the letter of transmittal. If for any reason we do not accept any tendered old notes or if old notes are submitted for a greater principal amount than the holder desires to exchange, we will return the unaccepted or non-exchanged old notes without expense to the registered tendering holder. In the case of old notes tendered by book-entry transfer into the exchange agent's account at The Depository Trust Company by using the book-entry procedures described below, the unaccepted or non-exchanged old notes will be credited to an account maintained with The Depository Trust Company. Any old notes to be returned to the holder will be returned as promptly as practicable after the expiration or termination of the exchange offer.

BOOK-ENTRY TRANSFER

     Within two business days after the date of this prospectus, The Bank of New York, as exchange agent, will establish an account at The Depository Trust Company for the old notes tendered in the exchange offer. Once established, any financial institution that is a participant in The Depository Trust Company's systems may make book-entry delivery of old notes by causing The Depository Trust Company to transfer the old notes into the exchange agent's account at The Depository Trust Company in accordance with The Depository Trust Company's procedures for transfer. Although delivery of the old notes may be effected through book-entry transfer at The Depository Trust Company, the letter of transmittal or facsimile of the letter of transmittal, with any required signature guarantees, or an agent's message instead of a letter of transmittal, and any other required documents, must be transmitted to and received by the exchange agent on or prior to the expiration of the exchange offer at one of the addresses listed below under the caption "-- Exchange Agent." In addition, the exchange agent must receive book-entry confirmation of transfer of the old notes into the exchange agent's account at The Depository Trust Company prior to the expiration of the exchange offer. If you cannot comply with these procedures, you may be able to use the guaranteed delivery procedures described below.

GUARANTEED DELIVERY PROCEDURES

     If you are a registered holder of the old notes and wish to tender your old notes, but

     - the certificates for the old notes are not immediately available,

     - time will not permit your certificates for the old notes or other required documents to reach The Bank of New York, as exchange agent, before the expiration of the exchange offer, or

     - the procedure for book-entry transfer cannot be completed before the expiration of the exchange offer,

     then you may effect a tender of your old notes if:

     - the tender is made through an eligible guarantor institution;

     - prior to the expiration of the exchange offer, the exchange agent receives from an eligible guarantor institution a properly completed and duly executed notice of guaranteed delivery, substantially in the form we have provided, setting forth your name and address, and the amount of old notes you are tendering and stating that the tender is being made by notice of guaranteed delivery. These documents may be sent by overnight courier, registered or certified mail or facsimile transmission. If you elect to use this procedure, you must also guarantee that within three New York Stock Exchange, Inc. trading days after the date of execution of the notice of guaranteed delivery, the certificates for all physically tendered old notes, in proper form for transfer, or a book-entry confirmation of transfer of the old notes into the exchange agent's account at The Depository Trust Company, as the case may be, a properly completed and duly executed letter of transmittal, with any required signature guarantees, and all other required documents or, in the case of a book-entry confirmation, a properly completed and duly executed letter of transmittal, with any required signature guarantees, or an agent's message instead of the letter of transmittal, will be deposited by the eligible guarantor institution with the exchange agent; and

     - the exchange agent receives the certificates for all physically tendered old notes, in proper form for transfer, or a book-entry confirmation of transfer of the old notes into the exchange agent's account at The Depository Trust Company, as the case may be, a properly completed and duly executed letter of transmittal, with any required signature guarantees, and all other required documents or, in the case of a book-entry confirmation, a properly completed and duly executed letter of transmittal, with any required signature guarantees, or an agent's message instead of the letter of transmittal, in each case, within three New York Stock Exchange, Inc. trading days after the date of execution of the notice of guaranteed delivery.

WITHDRAWAL RIGHTS

     You may withdraw tenders of old notes at any time prior to the expiration of the exchange offer.

     For a withdrawal to be effective, a written notice of withdrawal must be received by The Bank of New York, as exchange agent, prior to the expiration of the exchange offer at one of the addresses listed below under the caption
"-- Exchange Agent." Any notice of withdrawal must specify the name of the person who tendered the old notes to be withdrawn, identify the old notes to be withdrawn, including the principal amount of the old notes, and, where certificates for old notes have been transmitted, specify the name in which the old notes are registered, if different from that of the withdrawing holder. If certificates for old notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of the certificates, the withdrawing holder must also submit the serial numbers of the particular certificates to be withdrawn and a signed notice of withdrawal with signatures guaranteed by an eligible guarantor institution unless the holder is an eligible guarantor institution. If old notes have been tendered using the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at The Depository Trust Company to be credited with the withdrawn old notes and otherwise comply with the procedures of the book-entry transfer facility. All questions as to the validity, form and eligibility -- including time of receipt -- of these notices will be determined by us. Our determination will be final and binding. Any old notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer. Any old notes which have been tendered for exchange but which are not exchanged for any reason will be returned to the registered holder without cost to that holder as soon as practicable after withdrawal, non-acceptance of tender or termination of the exchange offer. In the case of old notes tendered by book-entry transfer into the exchange agent's account at The Depository Trust Company by using the book-entry transfer procedures described above, any withdrawn or unaccepted old notes will be credited to the tendering holder's account at The Depository Trust Company. Properly withdrawn old notes may be retendered at any time on or prior to the expiration of the exchange offer by following one of the procedures described above under "-- Procedures for Tendering Old Notes."

CONDITIONS TO THE EXCHANGE OFFER

     Notwithstanding any other provision of the exchange offer, we will not be required to accept any old notes for exchange or to issue any new notes in exchange for old notes, and we may terminate or amend the exchange offer if, at any time before the acceptance of the old notes for exchange or the exchange of new notes for old notes, any of the following events occurs:

     - the exchange offer is determined to violate any applicable law or any applicable interpretation of the staff of the SEC;

     - an action or proceeding is pending or threatened in any court or by any governmental agency that might materially impair our ability or Anadarko's ability to proceed with the exchange offer;

     - any material adverse development occurs in any existing legal action or proceeding involving us or Anadarko;

     - we do not receive any governmental approval we deem necessary for the completion of the exchange offer; or

     - any of the conditions precedent to our obligations under the applicable registration rights agreements are not fulfilled.

     These conditions are for our benefit only and we may assert them regardless of the circumstances giving rise to any condition. We may also waive any condition in whole or in part at any time in our sole discretion. Our failure at any time to exercise any of the foregoing rights will not constitute a waiver of that right and each right is an ongoing right that we may assert at any time.

     In addition, we will not accept any old notes for exchange or issue any new notes in exchange for old notes, if at the time a stop order is threatened or in effect which relates to:

     - the registration statement of which this prospectus forms a part; or

     - the qualification under the Trust Indenture Act of 1939 of the indenture under which the old notes were issued and the new notes will be issued.

EXCHANGE AGENT

     We have appointed The Bank of New York as the exchange agent for the exchange offer. All completed letters of transmittal and agent's messages should be directed to the exchange agent at one of the addresses listed below. Questions and requests for assistance, requests for additional copies of this prospectus or the letter of transmittal, agent's messages and requests for notices of guaranteed delivery should be directed to the exchange agent at one of the following addresses:


By Regular or Certified Mail           By Facsimile:              To Confirm by
Telephone
or Overnight Courier or Hand:                                    or for
Information Call:
                           (Eligible Guarantor Institutions Only)
    The Bank of New York           The Bank of New York            The Bank of
New York
  101 Barclay St., Floor 7       101 Barclay St., Floor 7        Attention:
Diane Amoroso
     New York, NY 10286             New York, NY 10286           Reorganization
Department
  Attention: Diane Amoroso       Attention: Diane Amoroso          Phone: (212)
815-3738
  Reorganization Department      Reorganization Department
                                    Fax: (212) 815-6339


     DELIVERY OF A LETTER OF TRANSMITTAL OR AGENT'S MESSAGE TO AN ADDRESS OTHER THAN THE ADDRESS LISTED ABOVE OR TRANSMISSION OF INSTRUCTIONS BY FACSIMILE OTHER THAN AS SET FORTH ABOVE IS NOT VALID DELIVERY OF THE LETTER OF TRANSMITTAL OR AGENT'S MESSAGE.

FEES AND EXPENSES

     The principal solicitation is being made by mail by The Bank of New York, as exchange agent. We will pay the exchange agent customary fees for its services, reimburse the exchange agent for its reasonable out-of-pocket expenses incurred in connection with the provision of these services and pay other registration expenses, including fees and expenses of the trustee under the indenture relating to the notes, filing fees, blue sky fees and printing and distribution expenses. We will not make any payment to brokers, dealers or others soliciting acceptances of the exchange offer.

     Additional solicitation may be made by telephone, facsimile or in person by our and our affiliates' officers and regular employees and by persons so engaged by the exchange agent.

ACCOUNTING TREATMENT

     We will record the new notes at the same carrying value as the old notes, as reflected in our accounting records on the date of the exchange. Accordingly, we will not recognize any gain or loss for accounting purposes. The expenses of the exchange offer will be amortized over the term of the new notes.

TRANSFER TAXES

     You will not be obligated to pay any transfer taxes in connection with the tender of old notes in the exchange offer unless you instruct us to register new notes in the name of, or request that old notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder. In those cases, you will be responsible for the payment of any applicable transfer tax.

CONSEQUENCES OF EXCHANGING OR FAILING TO EXCHANGE OLD NOTES

     If you do not exchange your old notes for new notes in the exchange offer, your old notes will continue to be subject to the provisions of the indenture relating to the notes regarding transfer and exchange of the old notes and the restrictions on transfer of the old notes described in the legend on your certificates. These transfer restrictions are required because the old notes were issued under an exemption from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, the old notes may not be offered or sold, unless registered under the Securities Act, except under an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We do not plan to register the old notes under the Securities Act.

     Based on interpretations by the staff of the SEC, as set forth in no-action letters issued to third parties, we believe that the new notes you receive in the exchange offer may be offered for resale, resold or otherwise transferred without compliance with the registration and prospectus delivery provisions of the Securities Act. However, you will not be able to freely transfer the new notes if:

     - you are our "affiliate," as defined in Rule 405 under the Securities Act;

     - you are not acquiring the new notes in the exchange offer in the ordinary course of your business;

     - you have an arrangement or understanding with any person to participate in the distribution of the new notes, as defined in the Securities Act, you will receive in the exchange offer; or

     - you are a participating broker-dealer.

     We do not intend to request the SEC to consider, and the SEC has not considered, the exchange offer in the context of a similar no-action letter. As a result, we cannot guarantee that the staff of the SEC would make a similar determination with respect to the exchange offer as in the circumstances described in the no-action letters discussed above. Each holder, other than a broker-dealer, must acknowledge that it is not engaged in, and does not intend to engage in, a distribution of new notes and has no arrangement or understanding to participate in a distribution of new notes. If you are our affiliate, are engaged in or intend to engage in a distribution of the new notes or have any arrangement or understanding with respect to the distribution of the new notes you will receive in the exchange offer, you

     - may not rely on the applicable interpretations of the staff of the SEC and

     - must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction involving the new notes. If you are a participating broker-dealer, you must acknowledge that you will deliver a prospectus in connection with any resale of the new notes. In addition, to comply with state securities laws, you may not offer or sell the new notes in any state unless they have been registered or qualified for sale in that state or an exemption from registration or qualification is available and is complied with. The offer and sale of the new notes to "qualified institutional buyers" -- as defined in Rule 144A of the Securities Act -- is generally exempt from registration or qualification under state securities laws. We do not plan to register or qualify the sale of the new notes in any state where an exemption from registration or qualification is required and not available.

                              DESCRIPTION OF NOTES

     The old notes were issued and the new notes will be issued under the indenture, dated April 26, 2001, as amended by a supplemental indenture dated May 23, 2001, by and among us, Anadarko, and The Bank of New York, as trustee.

     The following summaries of certain provisions of the Indenture and the Registration Rights Agreements, by and among us, Anadarko and Credit Suisse First Boston Corporation, as initial purchaser of the old notes (the "Registration Rights Agreements"), are summaries only, do not purport to be complete and are qualified in their entirety by reference to all of the provisions of the Indenture and the Registration Rights Agreements.

     You can find the definitions of certain capitalized terms in this section under the subheading "-- Definitions."

     The terms of the notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended. The notes are subject to all such terms, and holders of notes are referred to the Indenture and the Trust Indenture Act for a statement thereof. The Indenture is filed as an exhibit to the registration statement of which this prospect forms a part.

     The following description is a summary of the material provisions of the Indenture. It does not restate the Indenture in its entirety. We urge you to read the Indenture because it, and not this description, defines your rights as a holder of the notes.

BRIEF DESCRIPTION OF THE NOTES AND THE PARENT GUARANTEES

  The Notes

     The notes are:

     - our unsecured general obligations;

     - ranked on parity with all our other unsecured and unsubordinated indebtedness; and

     - unconditionally guaranteed by Anadarko.

     The old notes are and the new notes will be issued in fully registered form only, without coupons, in denominations of $1,000 and integral multiples thereof.

  The Parent Guarantees

     Each series of notes is irrevocably and unconditionally guaranteed on a senior unsecured basis by our parent company, Anadarko Petroleum Corporation, pursuant to a guarantee (each, a "Parent Guarantee") included in the Indenture. Pursuant to each Parent Guarantee, Anadarko Petroleum Corporation guarantees the due and punctual payment of the principal of, interest and premium on, and liquidated damages, with respect to the notes, when the same shall become due, whether by acceleration or otherwise. Each Parent Guarantee is enforceable against Anadarko without any need to first enforce the notes against us.

     The Parent Guarantee of each series of notes:

     - is Anadarko's unsecured and unsubordinated general obligation; and

     - ranks on parity with all of Anadarko's other unsecured and unsubordinated indebtedness.

     As of March 31, 2001, Anadarko had approximately $2.0 billion of indebtedness outstanding and $4.9 billion of indebtedness outstanding on a consolidated basis. The Parent Guarantees will be effectively subordinated to all existing and future obligations of Anadarko's subsidiaries. As of March 31, 2001, Anadarko's subsidiaries had $2.9 billion of indebtedness.

     You should be aware that each series of notes comprises a new issue of securities for which there is currently no public market. If the notes are traded after their initial issuance, they may trade at a discount from their initial offering price, depending on prevailing interest rates, the market for similar securities, our performance and other factors. In addition, we do not know whether an active trading market will develop for the notes. To the extent that an active trading market does not develop, the price at which you may be able to sell the notes, if at all, may be less than the price you pay for them in this offering.

PRINCIPAL MATURITY AND INTEREST

     The outstanding old notes were, and the new notes will be, issued in two series in the following respective total principal amounts:

     - $950,000,000 million of 6 3/4% Senior Notes due 2011 (the "10 Year Notes"); and

     - $900,000,000 million of 7 1/2% Senior Notes due 2031 (the "30 Year
       Notes").

     We may, without the consent of the holders, increase such principal amounts in the future on the same terms and conditions and with the same CUSIP numbers as the notes being offered hereby.

     The 10 Year Notes will mature on May 1, 2011, and the 30 Year Notes will mature on May 1, 2031. The 10 Year Notes and the 30 Year Notes bear interest at the respective rate per annum stated on the cover page hereof from April 26, 2001 or from the most recent date to which interest has been paid or provided for, payable semi-annually in arrears on May 1 and November 1 of each year, commencing November 1, 2001, to the Persons in whose names such notes are registered at the close of business on the April 15 or October 15 immediately preceding such interest payment date. Interest will be calculated on the basis of a 360-day year consisting of twelve 30-day months.

METHODS OF RECEIVING PAYMENTS ON THE NOTES

     Principal of, premium, if any, and interest (and Liquidated Damages (as hereinafter defined), if any) on the notes will be payable, and the notes may be presented for registration of transfer or exchange, at our office or agency maintained for such purpose, which office or agency shall be maintained in the Borough of Manhattan, The City of New York. Except as set forth below, at our option, payment of interest may be made by check mailed to the holders of the notes at the addresses set forth upon our registry books. No service charge will be made for any registration of transfer or exchange of notes, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. Until otherwise designated by us, our office or agency will be the corporate trust office of the Trustee presently located at the office of the Trustee in the Borough of Manhattan, The City of New York.

REDEMPTION

     The notes of each series will be redeemable, at our option, at any time in whole or from time to time in part upon not less than 30 and not more than 60 days' notice mailed to each holder of notes of such series to be redeemed at the holder's address appearing in the register, on any date prior to maturity at a price equal to 100% of the principal amount thereof plus accrued and unpaid interest to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the redemption date) plus the make-whole premium (the "Make-Whole Premium") applicable to such series of notes (the "Redemption Price"). In no event will the Redemption Price ever be less than 100% of the principal amount of the notes plus accrued and unpaid interest to the redemption date.

     The amount of the Make-Whole Premium with respect to any note (or portion thereof) of any series to be redeemed will be equal to the excess, if any, of:

          (a) the sum of the present values, calculated as of the redemption date, of:

             (1) each interest payment that, but for such redemption, would have been payable on the note (or portion thereof) of such series being redeemed on each interest payment date occurring after the redemption date (excluding any accrued and unpaid interest for the period prior to the redemption date); and

             (2) the principal amount that, but for such redemption, would have been payable at the final maturity of the note (or portion thereof) of such series being redeemed,

          over

          (b) the principal amount of the note (or portion thereof) of such series being redeemed.

     The present values of each interest and principal payment referred to in clause (a) above will be determined in accordance with generally accepted principles of financial analysis. Such present values will be calculated by discounting the amount of each payment of interest or principal from the date that each such payment would have been payable, but for the redemption, to the redemption date at a discount rate equal to the Treasury Yield (as defined below) plus:

     - 25 basis points in the case of the 10 Year Notes and

     - 30 basis points in the case of the 30 Year Notes.

     The Make-Whole Premium will be calculated by Credit Suisse First Boston Corporation or, if such firm is unwilling or unable to make such calculation, by an independent investment banking institution of national standing appointed by the Trustee (in any such case, an "Independent Investment Banker").

     For purposes of determining the Make-Whole Premium, "Treasury Yield" means a rate of interest per annum equal to the weekly average yield to maturity of United States Treasury Notes that have a constant maturity that corresponds to the remaining term to maturity of the notes, calculated to the nearest 1/12 of a year (the "Remaining Term"). The Treasury Yield will be determined as of the third business day immediately preceding the applicable redemption date.

     The weekly average yields of United States Treasury Notes will be determined by reference to the most recent statistical release published by the Federal Reserve Bank of New York and designated "H.15(519) Selected Interest Rates" or any successor release (the "H.15 Statistical Release"). If the H.15 Statistical Release sets forth a weekly average yield for United States Treasury notes having a constant maturity that is the same as the Remaining Term, then the Treasury Yield will be equal to such weekly average yield. In all other cases, the Treasury Yield will be calculated by interpolation, on a straight-line basis, between the weekly average yields on the United States Treasury notes that have a constant maturity closest to and greater than the Remaining Term and the United States Treasury Notes that have a constant maturity closest to and less than the Remaining Term (in each case as set forth in the H.15 Statistical Release). Any weekly average yields so calculated by interpolation will be rounded to the nearest 1/100th of 1%, with any figure of 1/200 of 1% or above being rounded upward. If weekly average yields for United States Treasury Notes are not available in the H.15 Statistical Release or otherwise, then the Treasury Yield will be calculated by interpolation of comparable rates selected by the Independent Investment Banker.

     If less than all of the notes of any series are to be redeemed, the Trustee will select the notes of such series to be redeemed by such method as the Trustee shall deem fair and appropriate. The Trustee may select for redemption notes and portions of notes of such series in amounts of $1,000 or whole multiples of $1,000.

     The notes will not be entitled to the benefit of any sinking fund or other mandatory redemption provisions.

COVENANTS

     The Indenture does not contain event risk provisions designed to require us or Anadarko to redeem the notes, reset the interest rate or take other actions in response to highly leveraged transactions, changes in credit rating, change in control or other similar occurrences.

  Corporate Existence

     We and Anadarko will do or cause to be done all things necessary to preserve and keep in full force and effect our respective corporate existence, rights (charter and statutory) and franchises; provided, however, that we and Anadarko shall not be required to preserve any such right or franchise if Anadarko's board of directors shall determine that the preservation thereof is no longer desirable in the conduct of our business or Anadarko's business and that the loss thereof is not disadvantageous in any material respect to the holders of notes.

  Limitation on Liens

     Anadarko will not itself, and will not permit any of its domestic subsidiaries to, incur, issue, assume or guarantee any Debt, secured by a Mortgage on any Principal Property (as defined in the Indenture) or on any shares of stock or Indebtedness of any domestic subsidiary, without effectively providing that the notes (together with, if Anadarko shall so determine, any other indebtedness of Anadarko or such domestic subsidiary which is not subordinate in right of payment to the prior payment in full of such notes) shall be secured equally and ratably with (or prior to) such secured Debt, so long as such secured Debt shall be so secured. This covenant shall not apply to, and there shall be excluded from secured Debt in any computation under this covenant, Debt secured by:

          (1) Mortgages existing at the date of the Indenture;

          (2) Mortgages on property of, or on any shares of stock or Indebtedness of, any corporation existing at the time such corporation is merged into or consolidated with Anadarko or becomes a domestic subsidiary of Anadarko;

          (3) Mortgages in favor of Anadarko or any of its domestic subsidiaries;

          (4) Mortgages on property, shares of stock or Indebtedness (a) existing at the time of acquisition thereof (including acquisition through merger, consolidation or other reorganization); (b) or to secure the payment of all or any part of the purchase price thereof or construction thereon; or (c) to secure any Debt incurred prior to, at the time of, or within 180 days after the later of the acquisition, the completion of construction or the commencement of full operation of such property or within 180 days after the acquisition of such shares or Indebtedness for the purpose of financing all or any part of the purchase price thereof or construction thereon (if a commitment for such financing is obtained prior to or within such 180-day period, the applicable Mortgage shall be deemed to be included in this clause (4) whether or not such Mortgage is created within such 180-day period);

          (5) Mortgages in favor of the United States of America, any state thereof, or any department, agency or instrumentality or political subdivision of either, or in favor of any other country or any political subdivision thereof;

          (6) Mortgages on property to secure partial, progress, advance or other payments or any Debt incurred to finance all or any part of the purchase price or cost of construction, development or repair, alteration or improvement of the property subject to such Mortgage if the commitment for the financing is obtained not later than one year after the later to occur of the completion of or the placing into operation (exclusive of test and start-up periods) of such property;

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

          (7) Mortgages on minerals or geothermal resources in place, or on related leasehold or other property interests, which are incurred to finance development, production or acquisition costs (including but not limited to Mortgages securing advance sale obligations);

          (8) Mortgages on equipment used or usable for drilling, servicing or operation of oil, gas, coal or other mineral properties or of geothermal properties;

          (9) Mortgages required by any contract or statute in order to permit Anadarko or any of its subsidiaries to perform any contract or subcontract made with or at the request of the United States of America, any state or any department, agency or instrumentality of either; and

          (10) any extension, renewal or replacement (or successive extensions, renewals or replacements), of any Mortgage referred to in the foregoing clauses (1) to (9) of this covenant, so long as such extension, renewal or replacement Mortgage is limited to all or a part of the same property (plus improvements on such property), shares of stock or Indebtedness that secured the Mortgage so extended, renewed or replaced.

     Notwithstanding anything mentioned above, Anadarko and any one or more of its domestic subsidiaries may issue, assume or guarantee debt secured by mortgages that would otherwise be subject to the foregoing restrictions in an aggregate amount which, together with the outstanding principal amount of all other secured debt of Anadarko and its domestic subsidiaries that would otherwise be subject to the foregoing restrictions, does not at any time exceed 10% of the aggregate amount of the assets of Anadarko and its subsidiaries after deducting therefrom all current liabilities, unamortized debt discount expense and other like intangibles as calculated on Anadarko's consolidated balance sheet as of a date within 150 days prior to the date of determination.

     The following transactions shall not be deemed to create Debt secured by a
Mortgage:

          (a) the sale or other transfer of oil, gas, coal or other minerals in place for a period of time until, or in an amount such that, the transferee will realize therefrom a specified amount of money (however determined) or a specified amount of oil, gas, coal or other minerals, or the sale or other transfer of any other interest in property of the character commonly referred to as an oil, gas, coal or other mineral payment or a production payment; and

          (b) the sale or other transfer by Anadarko or a domestic subsidiary of properties to a partnership, joint venture or other entity whereby Anadarko or such domestic subsidiary would retain partial ownership of such properties.

  Consolidation, Merger and Sale of Assets; Assignment of Obligations

     Anadarko, without the consent of any holders of outstanding notes, may consolidate with or merge into any other Person, or convey, transfer or lease its assets substantially as an entirety to any Person, provided that the Person formed by such consolidation or into which Anadarko is merged, and the Person which acquires by conveyance or transfer or leases the assets of Anadarko substantially as an entirety, is organized under the laws of any United States jurisdiction and assumes Anadarko's obligations on each Parent Guarantee and under the Indenture, that after giving effect to the transaction, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have happened and be continuing, and that certain other conditions are met. Similarly, we, without the consent of any holders of outstanding notes, may consolidate with or merge into any other Person, or convey, transfer or lease our assets substantially as an entirety to any Person, provided that the Person formed by such consolidation or into which we are merged, and the Person which acquires by conveyance or transfer or leases our assets substantially as an entirety, is organized under the laws of any United States or Canadian jurisdiction and assumes our obligations on the notes and under the Indenture, that after giving effect to the transaction, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have happened and be continuing, that the Parent Guarantees remain in full force and effect and that certain other conditions are met.

     In addition, we may assign our obligations under the notes to any other wholly owned subsidiary of Anadarko at any time, provided that the assignee agrees to be bound by the terms of the Indenture and each Parent Guarantee remains in full force and effect.

  Modification and Waiver

     Modifications and amendments of the Indenture may be made by us, Anadarko and the Trustee with the consent of the holders of a majority in principal amount of the outstanding notes affected thereby; provided, however, that no such modification or amendment may, without the consent of the holder of each outstanding note affected thereby:

     - change the maturity of any installment of principal of or interest on or the interest rate of any note;

     - reduce the principal amount of (or premium, if any) or interest on, any note;

     - change the place or currency of payment of principal of (or premium, if any) or interest on, any note;

     - impair the right to institute suit for the enforcement of any payment on or with respect to any note; or

     - reduce the percentage in principal amount of outstanding notes of any series, the consent of the holders of which is required for modification or amendment of the Indenture or for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults.

     Without the consent of any holder of outstanding notes, we may amend or supplement the Indenture and each series of notes to cure any ambiguity or inconsistency or to provide for notes in bearer form in addition to or in place of registered notes or to make any other provisions that do not adversely affect the rights of any holder of outstanding notes.

     The holders of a majority in principal amount of the outstanding notes of any series may on behalf of the holders of all notes of that series waive any past default under the Indenture with respect to that series, except a default in the payment of the principal of (or premium, if any) or interest on any note of that series or in respect of a provision which under the Indenture cannot be modified or amended without the consent of the holder of each outstanding note of that series affected.

REPORTS

     Whether or not we and Anadarko are subject to the reporting requirements of
Section 13 or 15(d) of the Exchange Act, Anadarko will deliver to the Trustee and to each holder of notes and to prospective purchasers of notes identified to us by the initial purchaser, within 5 days after Anadarko is or would have been (if Anadarko were subject to such reporting obligations) required to file such with the SEC, annual and quarterly consolidated financial statements substantially equivalent to financial statements that would have been included in reports filed with the SEC, if Anadarko were subject to the requirements of
Section 13 or 15(d) of the Exchange Act, including, with respect to annual information only, a report thereon by our certified independent public accountants as such would be required in such reports to the SEC, and, in each case, together with a management's discussion and analysis of financial condition and results of operations which would be so required and, unless the SEC will not accept such reports, file with the SEC the annual, quarterly and other reports which it is or would have been required to file with the SEC.

EVENTS OF DEFAULT AND REMEDIES

     The Indenture defines an "Event of Default" as:

     - failure to pay interest (or Liquidated Damages) upon any note of that series when it becomes due and payable, and continuance of such default for a period of 60 days;

     - failure to pay the principal of (or premium, if any, on) any note of that series at its Maturity;

     - our failure or the failure by Anadarko to perform any other covenant contained in the Indenture, continued for 90 days after written notice as provided in the Indenture;

     - default by us or Anadarko in payment when due of other indebtedness in an aggregate principal amount in excess of $25,000,000 causing such indebtedness to become, or to be declared, due prior to its stated maturity and such acceleration is not cured within 30 days after notice;

     - certain events in bankruptcy, insolvency or reorganization; and

     - the Parent Guarantee in respect of notes of any series ceases to be in full force and effect or becomes unenforceable or invalid or is declared null and void (other than in accordance with the terms of such Parent Guarantee) or Anadarko denies or disaffirms its obligations under such Parent Guarantee.

     If an Event of Default with respect to notes of any series at the time outstanding shall occur and be continuing, either the Trustee or the holders of at least 25% in principal amount of the outstanding notes of such series may declare the principal amount of all notes of that series to be due and payable immediately. However, any time after a declaration of acceleration with respect to notes of any series has been made, but before judgment or decree based on such acceleration has been obtained, the holders of a majority in principal amount of outstanding notes of that series may, under certain circumstances, rescind and annul such acceleration. For information as to waiver of defaults, see "Modification and Waiver."

     Subject to the duties of the Trustee to act with the required standard of care if an Event of Default shall occur and be continuing, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the holders, unless such holders shall have offered to the Trustee reasonable security or indemnity. Subject to such provisions for security or indemnification of the Trustee, the holders of a majority in principal amount of the outstanding notes of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee with respect to the notes of that series.

     We will be required to furnish to the Trustee annually a statement as to any defaults in the performance of our or Anadarko's obligations under the Indenture.

DEFEASANCE

     We may elect to defease and be discharged from any and all obligations with respect to any notes (except for the obligations to register the transfer or exchange of such notes, to replace temporary or mutilated, destroyed, lost or stolen notes, to maintain an office or agency in respect of the notes and to hold moneys for payment in trust) ("defeasance"), upon the deposit with the Trustee (or other qualifying trustee), in trust for such purpose, of money, and/or U.S. Government Obligations (as defined in the Indenture), which through the payment of principal and interest in accordance with their terms will provide money, in an amount sufficient to pay the principal of (and premium, if any) and interest on such notes, and any mandatory sinking fund or analogous payments thereon, on the scheduled due dates therefor. In the event of a defeasance as provided above with respect to any notes, holders of such notes would be able to look only to the trust fund established for payments of principal of (and premium, if any) and interest on such notes until maturity. Further, under federal income tax laws, such a defeasance could be a taxable exchange of such notes for interests in the trust. As a consequence, a holder may recognize gain or loss equal to the difference between the holder's cost or other tax basis for such notes and the value of the holder's interest in the trust, and thereafter may be required to include in income a share of the income, gain and loss of the trust.

GOVERNING LAW

     The Indenture and the notes are governed by, and will be construed in accordance with, the laws of the State of New York.

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

NO PERSONAL LIABILITY OF STOCKHOLDERS, OFFICERS, DIRECTORS

     No direct or indirect stockholder, employee, officer or director, as such, past, present or future of us or Anadarko or any successor entity shall have any personal liability in respect of our or Anadarko's obligations under the Indenture or the notes solely by reason of his or its status as such stockholder, employee, officer or director, except that this provision shall in no way limit the obligation of Anadarko pursuant to each Parent Guarantee.

REGARDING THE TRUSTEE

     The Bank of New York is the Trustee under the Indenture. The Trustee or its affiliates have other customary banking relationships with us and our affiliates.

DEFINITIONS

     "Debt" means indebtedness for money borrowed.

     "Maturity", when used with respect to any note, means the date on which the principal of such note or an installment of principal becomes due and payable as provided in the note or the Indenture, whether at the Stated Maturity or by declaration of acceleration, call for redemption or otherwise.

     "Mortgage" means and includes any mortgage, pledge, lien, security interest, conditional sale or other title retention agreement or other similar encumbrance.

     "Stated Maturity" when used with respect to any note or any installment of principal thereof or interest thereon, means the date specified in such note as the fixed date on which the principal of such note or such installment of principal or interest is due and payable.

BOOK-ENTRY; DELIVERY AND FORM

     Except as set forth below, the new notes will initially be issued in the form of one or more registered new notes in global form without interest coupons. Each global note will be deposited with the trustee as custodian for, and registered in the name of a nominee of, The Depository Trust Company.

     Ownership of beneficial interests in a global note will be limited to persons who have accounts with The Depository Trust Company ("participants") or persons who hold interests through participants. Ownership of beneficial interests in a global note will be shown on, and the transfer of that ownership will be effected only through, records maintained by The Depository Trust Company or its nominee, with respect to interests of participants, and the records of participants, with respect to interests of persons other than participants. Holders may hold their interests in a global note directly through The Depository Trust Company if they are participants in such system, or indirectly through organizations which are participants in such system.

     So long as The Depository Trust Company, or its nominee, is the registered owner or holder of a global note, The Depository Trust Company or such nominee, as the case may be, will be considered the sole owner or holder of the notes represented by such global note for all purposes under the indenture and the notes. No beneficial owner of an interest in a global note will be able to transfer that interest except in accordance with The Depository Trust Company's applicable procedures, in addition to those provided for under the indenture.

     Payments of the principal of, and interest on, a global note will be made to The Depository Trust Company or its nominee, as the case may be, as the registered owner thereof. Neither we, the trustee nor any Paying Agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a global note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

     We expect that The Depository Trust Company or its nominee, upon receipt of any payment of principal or interest in respect of a global note, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such global note as shown on the records of The Depository Trust Company or its nominee. We also expect that payments by participants to owners of beneficial interests in such global note held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

     Transfers between participants in The Depository Trust Company will be effected in the ordinary way in accordance with The Depository Trust Company rules and will be settled in same-day funds.

     We expect that The Depository Trust Company will take any action permitted to be taken by a holder of notes, including the presentation of notes for exchange as described below, only at the direction of one or more participants to whose account The Depository Trust Company interests in a global note is credited and only in respect of such portion of the aggregate principal amount of notes as to which such participant or participants has or have given such direction. However, if there is an Event of Default under the notes, The Depository Trust Company will exchange the global note for notes in registered form without interest coupons ("certificated notes"), which it will distribute to its participants.

     We understand that The Depository Trust Company is a limited purpose trust company organized under the laws of the State of New York, a "banking organization" within the meaning of New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "Clearing Agency" registered pursuant to the provisions of Section 17A of the Securities and Exchange Act of 1934, as amended. The Depository Trust Company was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Indirect access to The Depository Trust Company system is available to others such as banks, brokers, dealers and trust companies and certain other organizations that clear through or maintain a custodial relationship with a participant, either directly or indirectly ("indirect participants").

     Although The Depository Trust Company is expected to follow the foregoing procedures in order to facilitate transfers of interests in a global note among participants of The Depository Trust Company, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither we nor the trustee will have any responsibility for the performance by The Depository Trust Company or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

     If The Depository Trust Company is at any time unwilling or unable to continue as a depositary for the global notes and we do not appoint a successor depositary within 90 days, we will issue certificated notes in exchange for the global notes. Holders of an interest in a global note may receive certificated notes in accordance with The Depository Trust Company's rules and procedures in addition to those provided for under the indenture.

REGISTRATION RIGHTS; LIQUIDATED DAMAGES

     The following is a summary of the material provisions of each Registration Rights Agreements applicable to the old notes. The Registration Rights Agreements are exhibits to the registration statement of which this prospectus forms a part and are incorporated by reference in this prospectus in their entirety. A copy of each Registration Rights Agreement is available from us by any holder of old notes upon request.

     In each Registration Rights Agreement, we and Anadarko agreed with Credit Suisse First Boston Corporation, for the benefit of the holders of the old notes, to file an exchange offer registration statement with the SEC within 120 days after the closing date of each respective issuance, and use our respective best efforts to have it declared effective at the earliest possible time. We and Anadarko will also use our respective best efforts to cause the exchange offer registration statement to be effective continuously, to keep the exchange offer open for a period of not less than 20 business days and cause the exchange offer to be consummated no later than the 30th day after it is declared effective by the SEC. Pursuant to the exchange offer, certain holders of notes which constitute transfer restricted securities may exchange their transfer restricted securities for registered Notes. To participate in the exchange offer, each holder must represent that it is not an affiliate of us or Anadarko, it is not engaged in, and does not intend to engage in, and has no arrangement or understanding with any person to participate in, a distribution of the notes that are issued in the exchange offer, and that it is acquiring the notes in the exchange offer in its ordinary course of business.

     If (i) the exchange offer is not permitted by applicable law or SEC policy,
(ii) the registered exchange offer is not completed by the 210th day after the closing date of the offering, (iii) Credit Suisse First Boston Corporation so requests with respect to notes not eligible to be exchanged and held by it after the exchange offer or (iv) any holder of notes which are transfer restricted securities notifies us prior to the 20th business day following the consummation of the exchange offer that (a) it is prohibited by law or SEC policy from participating in the exchange offer, (b) it may not resell the notes acquired by it in the exchange offer to the public without delivering a prospectus, and the prospectus contained in the exchange offer registration statement is not appropriate or available for such resales by it, or (c) it is a broker-dealer and holds notes acquired directly from us or any of our affiliates, we and Anadarko will file with the SEC a shelf registration statement to register for public resale the transfer restricted securities held by any such holder who provides us with certain information for inclusion in the shelf registration statement.

     For the purposes of the Registration Rights Agreements, "transfer restricted securities" means each note until the earliest on the date of which
(i) such note is exchanged in the exchange offer and entitled to be resold to the public by the holder thereof without complying with the prospectus delivery requirements of the Securities Act, (ii) such note has been disposed of in accordance with the shelf registration statement, (iii) such note is disposed of by a broker-dealer pursuant to the "Plan of Distribution" (including delivery of the prospectus contained therein) or (iv) such note is distributed to the public pursuant to Rule 144 under the Securities Act.

     The Registration Rights Agreements provide that (i) if we or Anadarko fail to file an exchange offer registration statement with the SEC on or prior to the 120th day after the closing date of each respective issuance, (ii) if the exchange offer registration statement is not declared effective by the SEC on or prior to the 180th day after the closing date of each respective issuance, (iii) if the Exchange Offer is not consummated on or before the 30th day after the exchange offer registration statement is declared effective, (iv) if obligated to file the shelf registration statement and we and Anadarko fail to file the shelf registration statement with the SEC on or prior to the 45th day after such filing obligation arises, (v) if obligated to file a shelf registration statement and the shelf registration statement is not declared effective on or prior to the 60th day after the obligation to file a shelf registration statement arises, or (vi) if the exchange offer registration statement or the shelf registration statement, as the case may be, is declared effective but thereafter ceases to be effective or useable in connection with resales of the transfer restricted securities, for such time of non-effectiveness or non-usability (each, a "Registration Default"), we and Anadarko agree to pay to each holder of transfer restricted securities affected thereby liquidated damages ("Liquidated Damages") in an amount equal to $0.05 per week per $1,000 in principal amount of transfer restricted securities held by such Holder for each week or portion thereof that the Registration Default continues for the first 90 day period immediately following the occurrence of such Registration Default. The amount of the Liquidated Damages shall increase by an additional $0.05 per week per $1,000 in principal amount of transfer restricted securities with respect to each subsequent 90 day period until all Registration Defaults have been cured, up to a maximum amount of Liquidated Damages of $0.25 per week per $1,000 in principal amount of transfer restricted securities. We and Anadarko shall not be required to pay Liquidated Damages for more than one Registration Default at any given time. Following the cure of all Registration Defaults, the accrual of Liquidated Damages will cease.

     All accrued Liquidated Damages shall be paid by us or Anadarko to holders entitled thereto by wire transfer to the accounts specified by them or by mailing checks to their registered address if no such accounts have been specified.

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

          UNITED STATES FEDERAL AND CANADIAN INCOME TAX CONSIDERATIONS

     The discussion below is a general description of the material United States federal and Canadian income tax consequences to beneficial owners of the notes. This discussion does not take into account the individual circumstances of any particular investor and does not purport to discuss all of the possible tax consequences of the ownership and disposition of the notes. Therefore, prospective investors are urged to consult their own tax advisors concerning the tax consequences of holding and disposing of the notes, including the application of state, provincial, local, foreign and other tax laws.

UNITED STATES

     The following is a discussion of the material U.S. federal income tax consequences of the ownership and disposition of the notes. Unless otherwise stated, this discussion is limited to the tax consequences to those persons who purchased the notes from us and who hold the notes as capital assets under
Section 1221 of the Internal Revenue Code of 1986, as amended (the "Code"). The discussion does not address specific tax consequences that may be relevant to particular persons including, for example, financial institutions, broker-dealers, insurance companies, tax-exempt organizations, and persons in special situations, such as those who hold notes as part of a straddle, hedge, conversion transaction, or other integrated investment. In addition, this discussion does not address U.S. federal alternative minimum tax consequences or any aspect of state, local or foreign taxation. This discussion is based upon current U.S. federal income tax laws, regulations, rulings and judicial decisions, all of which are subject to change, possibly with retroactive effect.

     PROSPECTIVE PURCHASERS OF THE NOTES ARE URGED TO CONSULT THEIR OWN TAX ADVISORS CONCERNING THE SPECIFIC U.S. FEDERAL INCOME TAX CONSEQUENCES TO THEM OF OWNING AND DISPOSING OF THE NOTES, AS WELL AS THE APPLICATION OF STATE, PROVINCIAL, LOCAL AND FOREIGN INCOME AND OTHER TAX LAWS.

     TAX CONSEQUENCES TO U.S. HOLDERS

     For purposes of this discussion, you are a "U.S. holder" if you are a beneficial owner of a note and are a U.S. citizen or resident, a corporation, partnership or other entity created or organized in or under the laws of the U.S. or of any political subdivision thereof, an estate, the income of which is subject to U.S. federal income taxation regardless of its source, or a trust if a U.S. court is able to exercise primary supervision over its administration and one or more U.S. persons have the authority to control all of its substantial decisions.

     The Exchange Offer. The exchange of old notes for new notes will not result in any U.S. federal income tax consequences to you. You will have the same adjusted tax basis and holding period in the new notes as you had in the old notes immediately before the exchange.

     Taxation of Interest. If you are a U.S. holder, interest on your notes generally will be taxable as ordinary interest income at the time payments are accrued or are received in accordance with your regular method of accounting for federal income tax purposes. Special rules governing the treatment of market discount and amortizable premium are described below. In the event we do not comply with certain covenants, we will be obligated to pay specified liquidated damages to the holders of the notes. We believe the contingency that we will pay these additional amounts is "remote and incidental" within the meaning of the applicable Treasury regulations. On that basis, we believe the possibility that these additional amounts may be paid should not be taken into account in computing original issue discount.

     Market Discount. If you purchased a note for less than the stated redemption price of the note at maturity, the difference is considered market discount to the extent it exceeds a specified de minimis exception. Under the de minimis exception, market discount is treated as zero if the market discount is less than 1/4 of one percent of the stated redemption price of the note multiplied by the number of complete years to maturity from the date acquired. If you acquired a note at a market discount, you will be required to treat as ordinary income any partial principal payment or gain recognized on the disposition of that note to the extent of the market discount which has not previously been included in your income and is treated as having accrued at the time of the payment or disposition. In addition, you may be required to defer the deduction of a portion of the interest on any indebtedness incurred or maintained to purchase or carry the note until the note is disposed of in a taxable transaction, unless you elect to include market discount in income as it accrues.

     Any market discount will be considered to accrue ratably during the period from the date of acquisition to the maturity date of the note, unless you elect to accrue on a constant interest method. You may elect to include market discount in income currently as it accrues on either a ratable or constant interest method, in which case the rule described above regarding deferral of interest deductions will not apply. This election to include market discount in income currently, once made, applies to all market discount obligations acquired on or after the first taxable year to which the election applies and may not be revoked without the consent of the Internal Revenue Service.

     Amortizable Premium. If you acquired a note for an amount which is greater than its principal amount, you will be considered to have purchased the note with amortizable bond premium equal to the amount of that excess. You may elect to amortize the premium using a constant yield method over the period from the acquisition date to the maturity date of the note. Amortized amounts may be offset only against interest paid with respect to the note. Once made, an election to amortize and offset interest on the note may be revoked only with the consent of the Internal Revenue Service and will apply to all notes you hold on the first day of the taxable year to which the election relates and to subsequent taxable years and to all notes you subsequently acquire.

     Sale, Exchange, Redemption or Retirement of the Notes. Upon the sale, exchange, redemption or retirement of a note you generally will recognize gain or loss equal to the difference, if any, between, the proceeds of the sale, exchange or retirement (less any portion allocable to accrued and unpaid interest) and your adjusted tax basis in the note. Your adjusted tax basis in the notes generally will be your cost for the notes, increased by the amount of any market discount previously included in your gross income with respect to the note, decreased by the portion of any premium applied to reduce interest payments as described above and any principal payments you receive.

     The gain or loss you recognize on the sale, exchange, redemption or retirement of the notes generally will be capital gain or loss (except to the extent the gain represents market discount on the note not previously included in gross income, to which extent the gain would be treated as ordinary income) and will be long-term capital gain or loss if you have held the notes for more than one year. You should consult your tax advisor regarding the treatment of capital gains (which may be taxed at lower rates than ordinary income for certain noncorporate taxpayers) and losses (the deductibility of capital losses by U.S. holders is subject to limitations).

     To the extent that the amount realized represents accrued but unpaid interest, that amount must be taken into account as interest income, if it was not previously included in your income. Please read "-- Taxation of Interest" above.

     Foreign Tax Credit Considerations. We will treat interest on the notes as income from sources within the United States for U.S. foreign tax credit purposes. As described below under "-- Canada" and subject to the limitations therein, payment of interest on the notes will not be subject to Canadian withholding tax. If, however, the interest payments become subject to Canadian withholding taxes as the result of a change in Canadian tax law, U.S. holders will be treated for U.S. federal income tax purposes as having actually received the amount of the taxes withheld and as having paid that amount to the Canadian taxing authorities. As a result, the amount of interest income included in your gross income generally will be greater than the amount of cash you actually receive from us for the interest income. You may be able, subject to generally applicable limitations, to claim a foreign tax credit or take a deduction for Canadian withholding taxes imposed on interest payments. Gain or loss on the sale, redemption, retirement at maturity or other taxable disposition of a note generally will constitute U.S. source gain or loss for U.S. foreign tax credit purposes.

     TAX CONSEQUENCES TO NON-U.S. HOLDERS

     For purposes of this discussion, you are a "non-U.S. holder" if you are a beneficial owner of a note that is not a U.S. holder.

     The Exchange Offer. The exchange of old notes for new notes will not result in any U.S. federal income tax consequences to you. You will have the same adjusted tax basis and holding period in the new notes as you had in the old notes immediately before the exchange.

     Taxation of Interest. If you are a non-U.S. holder, you generally will not be subject to U.S. federal income or withholding tax on interest paid on the notes so long as that interest is not effectively connected with your conduct of a trade or business within the U.S., and:

     - you do not actually or constructively own 10% or more of the total combined voting power of the stock of Anadarko;

     - you are not a "controlled foreign corporation" with respect to which Anadarko is a "related person" within the meaning of the Code; and

     - either (A) you certify to the applicable payor or its agent, under penalties of perjury, that you are not a United States person and provide your name and address on an Internal Revenue Service Form W-8BEN (or a suitable substitute form), or (B) a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business (a "financial institution") and holds the note, certifies under penalties of perjury that such an Internal Revenue Service Form W-8BEN (or a suitable substitute form) has been received from the beneficial owner by it or by a financial institution between it and the beneficial owner and furnishes the payor with a copy thereof.

     If these conditions are not satisfied, then interest paid on the notes will be subject to U.S. federal income withholding tax at a rate of 30% unless that rate is reduced or eliminated pursuant to an applicable tax treaty.

     Sale, Exchange or Retirement of the Notes. Any gain you recognize on the sale, exchange, redemption or retirement or other taxable disposition of a note generally will be exempt from U.S. federal income and withholding tax unless:

     - the gain is effectively connected with your conduct of a trade or business within the U.S.; or

     - if you are an individual, you are present in the U.S. for 183 days or more during the taxable year of such disposition and either (A) you have a "tax home" in the United States and certain other conditions are present, or (B) the gain from the disposition is attributable to your office or other fixed place of business in the United States.

     Effectively Connected Income. If the interest, gain or other income you recognize on a note is effectively connected with your conduct of a trade or business within the U.S., you will be exempt from the withholding tax previously discussed if you provide us with a properly completed and executed Internal Revenue Service Form W-8 ECI, but generally will be subject to U.S. federal income tax on the interest, gain or other income at regular federal income tax rates. In addition to regular U.S. federal income tax, if you are a corporation, you may be subject to a branch profits tax equal to 30% of your effectively connected earnings and profits, as adjusted for certain items, unless you qualify for a lower rate under an applicable tax treaty.

     Federal Estate Taxes. A note held by an individual who at the time of death is not a citizen or resident of the U.S. will not be subject to U.S. federal estate tax as a result of such individual's death, provided that the individual does not actually or constructively own 10% or more of the combined voting power of all classes of the stock of Anadarko entitled to vote and that the interest accrued on the notes was not effectively connected with that holder's conduct of a trade or business within the U.S.

     INFORMATION REPORTING AND BACKUP WITHHOLDING

     U.S. Holders. Information reporting will apply to payments of interest on, or the proceeds of the sale or other disposition of, the notes with respect to certain noncorporate U.S. holders, and backup withholding at a rate of 31% may apply unless the recipient of such payment supplies a taxpayer identification number, certified under penalties of perjury, as well as certain other information or otherwise establishes an exemption from backup withholding. Any amount withheld under the backup withholding rules is allowable as a credit against the U.S. holder's federal income tax, provided the required information is provided to the Internal Revenue Service.

     Non-U.S. Holders. Backup withholding and information reporting will not apply to payments of principal on the notes by us or any of our agents to a non-U.S. holder if the non-U.S. holder certifies as to its non-U.S. holder status under penalties of perjury or otherwise establishes an exemption (provided that neither we nor our agent has actual knowledge that the holder is a United States person or that the conditions of any other exemptions are not in fact satisfied).

     The payment of the proceeds of the disposition of notes to or through the United States office of a United States or foreign broker will be subject to information reporting and backup withholding unless the owner provides the certification described above or otherwise establishes an exemption. The proceeds of a disposition effected outside the United States by a non-U.S. holder of notes to or through a foreign office of a broker generally will not be subject to backup withholding or information reporting. However, if that broker is a United States person, a controlled foreign corporation for United States tax purposes, a foreign person 50% or more of whose gross income from all sources for certain periods is effectively connected with a trade or business in the United States, or a foreign partnership that is engaged in the conduct of a trade or business in the United States or that has one or more partners that are United States persons who in the aggregate hold more than 50% of the income or capital interests in the partnership, information reporting requirements will apply unless such broker has documentary evidence in its files of the holder's non-U.S. status and has no actual knowledge to the contrary or unless the holder otherwise establishes an exemption.

     Any amount withheld under the backup withholding rules will be refunded or is allowable as a credit against the non-U.S. holder's federal income tax liability, if any, provided the required information or appropriate claim for refund is provided to the Internal Revenue Service.

CANADA

     NON-RESIDENTS OF CANADA

     The following is a general discussion of the principal Canadian federal income tax considerations generally applicable to a purchaser of the notes who, for the purposes of the Income Tax Act (Canada) (the "ITA"), is at all relevant time neither resident or deemed to be resident in Canada and who does not use or hold and is not deemed to use or hold the notes in or in the course of carrying on business in Canada, and is not an insurer that carries on an insurance business in Canada and elsewhere (a "Non-Resident Holder"), deals at arm's length with us and holds the notes as capital property. This summary is not applicable to a holder that is a "financial institution," as defined by the ITA for purposes of certain rules applicable to income, gain or loss arising from "market-to-market property." Purchasers of the notes that are "financial institutions" for the purposes of these rules should consult their own tax advisers. This summary is based on the current provisions of the ITA and the regulations thereunder, the current administration practices of the Canada Customs and Revenue Agency and all specific proposals to amend the ITA and the regulations (the "Proposed Amendments") announced by or on behalf of the Minister of Finance (Canada) prior to the date of this prospectus. This summary is not exhaustive of all possible Canadian federal income tax considerations and, except for the Proposed Amendments, does not take into account or anticipate any changes in law whether by judicial, governmental or legislative decision or action, nor does it take into account tax legislation or considerations of any province or territory of Canada or any jurisdiction other than Canada. The provisions of provincial income tax legislation vary from province to province in Canada and in some cases differ from federal income tax legislation.

     This summary is of a general nature only and is not intended to be, and should not be interpreted as, legal or tax advice to any particular holder. Accordingly, prospective purchasers of notes are urged to consult their own tax advisors as to the particular tax consequences to them of the purchase, ownership and disposition of the notes including the application and effect, if any, of the income tax laws of any country, province, state or local tax authority.

     Under the ITA, the payment of interest, including any Make-Whole Premium that is deemed to be interest, or principal on a note to a Non-Resident Holder will be exempt from Canadian withholding tax. In addition, under the ITA, no other taxes on income (including taxable capital gains) will be payable by the Non-Resident Holder in respect of the acquisition, ownership, or disposition of a note.

     The exchange of old notes for new notes will not result in any Canadian income tax consequences to the Non-Resident Holder. The Non-Resident Holder will have the same adjusted cost basis in the new notes as they had in the old notes provided that the old notes were capital property to the Non-Resident Holder before the exchange.

                          CERTAIN ERISA CONSIDERATIONS

     The following is a summary of certain considerations associated with the purchase of the notes by employee benefit plans that are subject to Title I of the U.S. Employee Retirement Income Security Act of 1974, as amended ("ERISA"), plans, individual retirement accounts and other arrangements that are subject to
Section 4975 of the Code or provisions under any federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of the Code or ERISA (collectively, "Similar Laws"), and entities whose underlying assets are considered to include "plan assets" of such plans, accounts and arrangements (each, a "Plan").

GENERAL FIDUCIARY MATTERS

     ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Code and prohibit certain transactions involving the assets of a Plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of such a Plan or the management or disposition of the assets of such a Plan, or who renders investment advice for a fee or other compensation to such a Plan, is generally considered to be a fiduciary of the Plan.

     In considering an investment in the notes of a portion of the assets of any Plan, a fiduciary should determine whether the investment is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code or any similar law relating to a fiduciary's duties to the Plan including, without limitation, the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, the Code and any other applicable Similar Laws

     Any insurance company proposing to invest assets of its general account in the notes should consider the extent that such investment would be subject to the requirements of ERISA in light of the U.S. Supreme Court's decision in John Hancock Mutual Life Insurance Co. v. Harris Trust and Savings Bank and under any subsequent legislation or other guidance that has or may become available relating to that decision, including the enactment of Section 401(c) of ERISA by the Small Business Job Protection Act of 1996 and any related regulations.

PROHIBITED TRANSACTION ISSUES

     Section 406 of ERISA and Section 4975 of the Code prohibit Plans subject to Title I of ERISA or Section 4975 of the Code from engaging in specified transactions involving plan assets with persons or entities who are "parties in interest," within the meaning of ERISA, or "disqualified persons," within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person who engaged in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of the Plan that engaged in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code. The acquisition and/or holding of notes by a Plan with respect to which we, our affiliates or the initial purchaser is considered a party in interest or a disqualified person may constitute or result in a direct or indirect prohibited transaction under ERISA and/or the Code, unless the investment is acquired and is held in accordance with an applicable statutory, class or individual prohibited transaction exemption. In this regard, the U.S. Department of Labor has issued prohibited transaction class exemptions, or "PTCEs," that may apply to the acquisition and holding of the notes. These class exemptions include PTCE 84-14 respecting transactions determined by independent qualified professional asset managers, PTCE 90-1 respecting insurance company pooled separate accounts, PTCE 91-38 respecting bank collective investment trusts, PTCE 95-60 respecting life insurance company general accounts and PTCE 96-23 respecting transactions determined by in-house asset managers. However, there can be no assurance that all of the conditions of any such exemptions will be satisfied, or, if satisfied, that the scope of the relief will cover all acts which might be construed as prohibited transactions.

     Because of the foregoing, the notes should not be purchased or held by any person investing "plan assets" of any Plan, unless such purchase and holding will not constitute a non-exempt prohibited transaction under ERISA and the Code or similar violation of any applicable Similar Laws whether pursuant to an applicable exemption or otherwise.

     The foregoing discussion is general in nature and is not intended to be all inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries, or other persons considering purchasing the notes on behalf of, or with the assets of, any Plan, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any similar laws to such investment and whether an exemption would be applicable to the purchase and holding of the notes.

                              PLAN OF DISTRIBUTION


     Each broker-dealer that receives new notes for its own account in the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of the new notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where the old notes were acquired as a result of market-making activities or other trading activities. We have agreed that for 180 days after the closing of the exchange offer we will make this prospectus, as amended or supplemented, available to any broker-dealer that requests these documents from the Exchange Agent for use in connection with resales of the new notes. In addition, until February 23, 2002, all dealers affecting transactions in the new notes may be required to deliver a prospectus.


     We will not receive any proceeds from any sale of new notes by broker-dealers. New notes received by broker-dealers for their own account in the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the new notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any resale of the new notes may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such new notes. Any broker-dealer that resells new notes that were received by it for its own account in the exchange offer and any broker or dealer that participates in a distribution of the new notes may be deemed to be an "underwriter" within the meaning of the Securities Act. Any profit on any resale of new notes and any commissions or concessions received by any persons deemed to be underwriters may be deemed to be underwriting compensation under the Securities Act. The enclosed letter of transmittal states that by acknowledging that it will deliver and be delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

     For a period of 180 days after the closing of the exchange offer, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer (including the expenses of one counsel for the holders of the old notes) other than commissions or concessions of any brokers or dealers and will indemnify the holders of the old notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

     Following completion of the exchange offer, we may, in our sole discretion, commence one or more additional exchange offers to holders of old notes who did not exchange their old notes for new notes in the exchange offer on terms which may differ from those contained in the prospectus and the enclosed letter of transmittal. This prospectus, as it may be amended or supplemented from time to time, may be used by us in connection with any additional exchange offers. These additional exchange offers may take place from time to time until all outstanding old notes have been exchanged for new notes, subject to the terms and conditions in the prospectus and letter of transmittal distributed by us in connection with these additional exchange offers.

                             LEGAL AND TAX MATTERS

     The legality of the new notes will be passed upon for us by Andrews & Kurth L.L.P., Houston, Texas (concerning matters of U.S. law and U.S. federal income tax law), Ernst & Young LLP, Calgary, Canada (concerning Canadian income tax matters) and McInnes Cooper, Halifax, Nova Scotia (concerning matters of Nova Scotia law).

                                    EXPERTS


     The consolidated financial statements of Anadarko Petroleum Corporation and subsidiaries as of December 31, 2000 and 1999, and for each of the years in the three-year period ended December 31, 2000, have been incorporated by reference in this prospectus and elsewhere in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, which is incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The report of KPMG LLP covering the December 31, 2000 consolidated financial statements refers to a change in method of accounting for foreign crude oil inventories, effective January 1, 2000.


     The consolidated financial statements of Union Pacific Resources Group Inc. and its subsidiaries as of and for the years ended December 31, 1999 and 1998 incorporated by reference in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and have been incorporated herein in reliance upon the authority of said firm as experts in giving said report.

     With respect to the unaudited interim financial information of Union Pacific Resources Group Inc. and its subsidiaries for the quarter ended March 31, 2000 incorporated by reference in this prospectus and elsewhere in the registration statement, Arthur Andersen LLP has applied limited procedures in accordance with professional standards for a review of that information. However, their separate report thereon states that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their report on that information should be restricted in light of the limited nature of the review procedures applied.

     Certain excerpts from the consolidated financial statements of Union Pacific Resources Group Inc. and its subsidiaries as of and for the year ended December 31, 1997 incorporated by reference in this prospectus and elsewhere in the registration statement have been audited by Deloitte & Touche LLP, independent public accountants, as indicated in their reports with respect thereto.

                                [ANADARKO LOGO]

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 145 of the Delaware General Corporation Law provides for indemnification of officers and directors under certain conditions.

     Article IX of the By-Laws of Anadarko provides for indemnification of officers and directors to the fullest extent which may be provided by a by-law under applicable law.

     Anadarko maintains insurance for our officers and directors and the officers and directors of Anadarko against certain liabilities, including liabilities under the Securities Act of 1933, under insurance policies, the premiums of which are paid by Anadarko. The effect of these is to indemnify any of our officer(s) or director(s) of Anadarko against expenses, judgments, attorney's fees and other amounts paid in settlements incurred by such officer or director upon a determination that such person acted in good faith.

ITEM 21. EXHIBITS

     The following exhibits are filed as part of this Registration Statement:


      (1) -- (a)  Purchase Agreement, dated April 19, 2001, by and among
                  Anadarko Finance Company, Anadarko Petroleum Corporation and
                  Credit Suisse First Boston Corporation.
             (b)  Purchase Agreement, dated May 16, 2001, by and among
                  Anadarko Finance Company, Anadarko Petroleum Corporation and
                  Credit Suisse First Boston Corporation.
      (4) -- (a)  Indenture, dated as of April 26, 2001, between Anadarko
                  Finance Company, Anadarko Petroleum Corporation and The Bank of New York, as Trustee.
             (b)  Supplemental Indenture, dated as of May 23, 2001, between
                  Anadarko Finance Company, Anadarko Petroleum Corporation and
                  The Bank of New York, as Trustee.
             (c) Registration Rights Agreement, dated April 26, 2001, by and among Anadarko Finance Company, Anadarko Petroleum
                  Corporation and Credit Suisse First Boston Corporation.
             (d) Registration Rights Agreement, dated May 23, 2001, by and among Anadarko Finance Company, Anadarko Petroleum
                  Corporation and Credit Suisse First Boston Corporation.
             (e) Form of Anadarko Finance Company 6 3/4% Series B Senior Note due 2011 (included in Exhibit 4(a)).
             (f) Form of Anadarko Finance Company 7 1/2% Series B Senior Note due 2031 (included in Exhibit 4(a)).
      (5) -- (a)  Opinion of U.S. Counsel to Anadarko.*
             (b)  Opinion of Canadian Counsel to Anadarko.*
     (12) -- (a)  Computation of Ratio of Earnings to Fixed Charges and
                  Earnings to Combined Fixed Charges and Preferred Stock
                  Dividends.
     (15) -- (a)  Awareness Letter of Arthur Andersen LLP.*
     (23) -- (a)  Consent of U.S. Counsel to Anadarko (included in Exhibit
                  5(a)).*
             (b)  Consent of Canadian Counsel to Anadarko (included in Exhibit
                  5(b)).*
             (c)  Consent of KPMG LLP.*
             (d)  Consent of Arthur Andersen LLP, Fort Worth, Texas.*
             (e)  Consent of Deloitte & Touche LLP.*
     (24) -- (a)  Powers of Attorney (included on signature page).
     (25) -- (a)  Statement of Eligibility and Qualification under the Trust
                  Indenture Act of 1939, as amended, on Form T-1 of The Bank of New York, as Trustee.

     (99) -- (a)  Form of Letter of Transmittal.
             (b)  Form of Guidelines for Certification of Taxpayer
                  Identification Number on Substitute Form W-9.
             (c)  Form of Notice of Guaranteed Delivery.
             (d)  Form of Letter to Brokers, Dealers, Commercial Banks, Trust
                  Companies and Other Nominees.
             (e)  Form of Letter to Clients.
             (f)  Form of Exchange Agent Agreement.

---------------


 * Filed herewith.


The total amount of securities of Anadarko authorized under any instrument with respect to long-term debt not filed as an exhibit does not exceed 10% of the total assets of Anadarko and its subsidiaries on a consolidated basis. Anadarko agrees, upon request of the SEC, to furnish copies of any or all of such instruments to the SEC.

ITEM 22. UNDERTAKINGS.

     The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to any charter provision, by-law, contract, arrangement, statute, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted against the registrant by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning the exchange offer that was not the subject to and included in the registration statement when it became effective.

     The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under Subsection
(a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the SEC under Section 305(b)(2) of the Act.

                                   SIGNATURES


     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THE REGISTRANT HAS DULY CAUSED THIS AMENDMENT NO. 1 TO THE REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED IN THE CITY OF HOUSTON, AND STATE OF TEXAS, ON THE 30TH DAY OF JULY, 2001.


                                          ANADARKO FINANCE COMPANY


                                          By                  *

                                            ------------------------------------
                                                   Robert J. Allison, Jr.
                                                   Chairman of the Board


     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS AMENDMENT NO. 1 TO THE REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES INDICATED ON THE 30TH DAY OF JULY, 2001:



                            SIGNATURE
TITLE
                            ---------
-----
  (i)  PRINCIPAL EXECUTIVE OFFICERS:

                                *                             Chairman of the
Board
       ---------------------------------------------------
                     Robert J. Allison, Jr.

                                *                             Chief Executive
       ---------------------------------------------------      Officer and
President
                          James J. Emme

 (ii)  PRINCIPAL FINANCIAL OFFICER:

                                *                             Vice President and
       ---------------------------------------------------      Chief Financial
Officer
                         Michael E. Rose

(iii)  PRINCIPAL ACCOUNTING OFFICER:

                                *                             Vice President and
       ---------------------------------------------------      Controller
                         James R. Larson


                                   SIGNATURES


 DIRECTORS:

                      *                                                 *
 -------------------------------------------
-------------------------------------------
            Robert J. Allison Jr.                              George Lindahl
III


                      *                                                 *
 -------------------------------------------
-------------------------------------------
              J. Stephen Martin                                   John N. Seitz


   *        /s/ SUZANNE SUTER
 -------------------------------------------
                Suzanne Suter
              Attorney-in-fact

                                   SIGNATURES


     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THE REGISTRANT HAS DULY CAUSED THIS AMENDMENT NO. 1 TO THE REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED IN THE CITY OF HOUSTON, AND STATE OF TEXAS, ON THE 30TH DAY OF JULY, 2001.


                                          ANADARKO PETROLEUM CORPORATION


                                          By                  *

                                            ------------------------------------
                                                  Robert J. Allison, Jr.,
                                                   Chairman of the Board
                                                and Chief Executive Officer


     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS AMENDMENT NO. 1 TO THE REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES INDICATED ON THE 30TH DAY OF JULY, 2001:



                            SIGNATURE
TITLE
                            ---------
-----
  (i)  PRINCIPAL EXECUTIVE OFFICERS:

                                *                             Chairman of the
Board
       ---------------------------------------------------      and Chief
Executive
                     Robert J. Allison, Jr.                     Officer

                                *                             President and
Chief
       ---------------------------------------------------      Operating
Officer
                          John N. Seitz

 (ii)  PRINCIPAL FINANCIAL OFFICER:

                                *                             Executive Vice
President,
       ---------------------------------------------------      Finance and
Chief
                         Michael E. Rose                        Financial
Officer

(iii)  PRINCIPAL ACCOUNTING OFFICER:

                                *                             Vice President and
       ---------------------------------------------------      Controller
                         James R. Larson


                                   SIGNATURES


       DIRECTORS:
                                *
       ---------------------------------------------------
                     Robert J. Allison, Jr.

                                *
       ---------------------------------------------------
                        Conrad P. Albert

                                *
       ---------------------------------------------------
                          Larry Barcus

                                *
       ---------------------------------------------------
                          Ronald Brown

                                *
       ---------------------------------------------------
                         James L. Bryan

                                *
       ---------------------------------------------------
                       John R. Butler, Jr.

                                *
       ---------------------------------------------------
                      Preston M. Geren III

                                *
       ---------------------------------------------------
                         John R. Gordon

                                *
       ---------------------------------------------------
                        Lawrence M. Jones

                                *
       ---------------------------------------------------
                       George Lindahl III

                                *
       ---------------------------------------------------
                      John W. Poduska, Sr.

                                *
       ---------------------------------------------------
                        Jeff D. Sandefer

                                *
       ---------------------------------------------------
                          John N. Seitz


         *            /s/ SUZANNE SUTER
       ---------------------------------------------------
                          Suzanne Suter
                        Attorney-in-fact

                                 EXHIBIT INDEX


    EXHIBIT
     NUMBER                               DESCRIPTION
    -------                               -----------
      (1) -- (a)  Purchase Agreement, dated April 19, 2001, by and among
                  Anadarko Finance Company, Anadarko Petroleum Corporation and
                  Credit Suisse First Boston Corporation.
             (b)  Purchase Agreement, dated May 16, 2001, by and among
                  Anadarko Finance Company, Anadarko Petroleum Corporation and
                  Credit Suisse First Boston Corporation.
      (4) -- (a)  Indenture, dated as of April 26, 2001, between Anadarko
                  Finance Company, Anadarko Petroleum Corporation and The Bank
                  of New York, as Trustee.
             (b)  Supplemental Indenture, dated as of May 23, 2001, between
                  Anadarko Finance Company, Anadarko Petroleum Corporation and
                  The Bank of New York, as Trustee.
             (c)  Registration Rights Agreement, dated April 26, 2001, by and among Anadarko Finance Company, Anadarko Petroleum
                  Corporation and Credit Suisse First Boston Corporation.
             (d)  Registration Rights Agreement, dated May 23, 2001, by and among Anadarko Finance Company, Anadarko Petroleum
                  Corporation and Credit Suisse First Boston Corporation.
             (e)  Form of Anadarko Finance Company 6 3/4% Series B Senior Note
                  due 2011 (included in Exhibit 4(a)).
             (f)  Form of Anadarko Finance Company 7 1/2% Series B Senior Note
                  due 2031 (included in Exhibit 4(a)).
      (5) -- (a)  Opinion of U.S. Counsel to Anadarko.*
             (b)  Opinion of Canadian Counsel to Anadarko.*
     (12) -- (a)  Computation of Ratio of Earnings to Fixed Charges and
                  Earnings to Combined Fixed Charges and Preferred Stock
                  Dividends.
     (15) -- (a)  Awareness Letter of Arthur Andersen LLP.*
     (23) -- (a)  Consent of U.S. Counsel to Anadarko (included in Exhibit
                  5(a)).*
             (b)  Consent of Canadian Counsel to Anadarko (included in Exhibit
                  5(b)).*
             (c)  Consent of KPMG LLP.*
             (d)  Consent of Arthur Andersen LLP, Fort Worth, Texas.*
             (e)  Consent of Deloitte & Touche LLP.*
     (24) -- (a)  Powers of Attorney (included on signature page).
     (25) -- (a)  Statement of Eligibility and Qualification under the Trust
                  Indenture Act of 1939, as amended, on Form T-1 of The Bank of New York, as Trustee.
     (99) -- (a)  Form of Letter of Transmittal.
             (b)  Form of Guidelines for Certification of Taxpayer
                  Identification Number on Substitute Form W-9.
             (c)  Form of Notice of Guaranteed Delivery.
             (d)  Form of Letter to Brokers, Dealers, Commercial Banks, Trust
                  Companies and Other Nominees.
             (e)  Form of Letter to Clients.
             (f)  Form of Exchange Agent Agreement.


---------------


 * Filed herewith.


The total amount of securities of Anadarko authorized under any instrument with respect to long-term debt not filed as an exhibit does not exceed 10% of the total assets of Anadarko and its subsidiaries on a consolidated basis. Anadarko agrees, upon request of the SEC, to furnish copies of any or all of such instruments to the SEC.